UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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KNIGHT TRANSPORTATION, INC.
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KNIGHT TRANSPORTATION, INC.
20002 North 19th Avenue
Phoenix, Arizona 85027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2016

To our Shareholders:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders (the "Annual Meeting") of KNIGHT TRANSPORTATION, INC. (the "Company") to be held at 8:30 a.m., Pacific Daylight Time, on Thursday, May 12, 2016, at our corporate headquarters located at 20002 North 19th Avenue, Phoenix, Arizona 85027, and at any adjournment thereof.  The purposes of the Annual Meeting are to:

1.	Elect four Class III directors, each director to serve a term of three years;

2.	Elect one Class I director to serve the remainder of her term as a Class I director;

3.	Conduct an advisory, non-binding vote to approve executive compensation;

4.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2016;

5.	Approve management's proposal regarding proxy access;

6.	Vote on a shareholder proposal regarding proxy access, if properly presented at the meeting; and

7.	Transact such other business as may properly come before the Annual Meeting.

The foregoing matters are more fully described in the accompanying Proxy Statement relating to the Annual Meeting.

The Board of Directors has fixed the close of business on March 18, 2016, as the record date for determining those shareholders who are entitled to receive notice of and vote at the Annual Meeting or any adjournment(s) thereof.  Shares of our common stock, par value $0.01 per share, can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy.  YOUR VOTE IS IMPORTANT.  To ensure your representation at the Annual Meeting and the presence of a quorum, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope.  You may also vote on the Internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone by using a touch-tone telephone and calling toll free (800) 690-6903.  The prompt return of your proxy may save us additional expenses of solicitation.

By Order of the Board of Directors,

/s/ Adam W. Miller
Adam W. Miller, Secretary

Phoenix, Arizona
March 31, 2016

KNIGHT TRANSPORTATION, INC.
20002 North 19th Avenue
Phoenix, Arizona 85027

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2016

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies from the shareholders of Knight Transportation, Inc. to be voted at the 2016 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 8:30 a.m., Pacific Daylight Time, on Thursday, May 12, 2016, at our corporate headquarters located at 20002 North 19th Avenue, Phoenix, Arizona 85027, and at any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the "Internet Notice") was first mailed on or about March 31, 2016, to shareholders of record at the close of business on March 18, 2016 (the "Record Date").  The Internet Notice will instruct you as to how you may access and review the proxy materials.  The Proxy Statement, the proxy card, and our 2015 Annual Report, which collectively comprise our "proxy materials," are first being made available to shareholders on March 31, 2016.

The terms "we," "our," "us," "Knight," or the "Company" refer to Knight Transportation, Inc. and its subsidiaries.  The term "Board" refers to our Board of Directors.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS.  When a proxy is executed and returned or submitted on the Internet prior to the Annual Meeting, the proxy will be voted according to the instructions the shareholder made when granting the proxy.  Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations of our Board as follows:  (i) FOR each of the Class III director nominees named herein (Proposal No. 1), with an equal number of votes being allocated to each nominee; (ii) FOR the Class I director nominee named herein (Proposal No. 2) (iii) FOR approval of the advisory resolution on executive compensation (Proposal No. 3); (iv) FOR ratification of the appointment of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for fiscal year 2016 (Proposal No. 4); (v) FOR management's proxy access proposal (Proposal No. 5); (vi) AGAINST the shareholder proxy access proposal, if properly presented at the Annual Meeting (Proposal No. 6); and (vii) with respect to any other matters properly brought before the Annual Meeting, in accordance with the recommendations of the Board, or, if no recommendations are given, in accordance with the judgment of the proxy holders.  None of the proposals discussed in this Proxy Statement that is intended to be acted upon at the Annual Meeting is related to or conditioned upon the approval of any other matters.  At this time, we do not know of any other business to be considered at the Annual Meeting.

Your executed proxy appoints each person designated in the proxy to vote the proxies as your duly authorized attorney-in-fact and gives such person the power to represent and vote at the Annual Meeting all shares of our outstanding Common Stock (defined below) that you are entitled to vote as a shareholder.  Such person will vote your shares as instructed by you on your proxy.  If you do not provide voting instructions on Proposals 1, 2, 3, 4, 5, or 6 for any other matters properly presented at the Annual Meeting, your proxy also gives such person the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with such person's best judgment.

Voting Rights

Only holders of record of our common stock, par value $0.01 per share ("Common Stock"), at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy.  Except in the election of directors, shareholders are entitled to one vote for each share held of record on each matter of business to be considered at the Annual Meeting.  In the election of directors where more than one director in a class is nominated, shareholders have cumulative voting rights under Arizona law, which is further discussed under Required Vote; Cumulative Voting for Directors.  As of the Record Date, there were issued and outstanding 80,694,283 shares of our Common Stock, entitled to cast an aggregate 80,694,283 votes on all matters subject to a vote at the Annual Meeting, other than in the election of the Class III directors, where the shares are entitled to an aggregate 322,777,132 votes.  Votes cast at the Annual Meeting will be tabulated by the Inspector of Elections and the results of all items voted upon will be announced at the Annual Meeting.  We will also disclose the final voting results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the "SEC") in accordance with the SEC rules.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if a majority of the issued and outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting in person or by proxy.  Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote; Cumulative Voting for Directors

Election of Directors.  Directors are elected by an affirmative vote of a plurality of the votes cast, which means that the director nominees receiving the highest number of votes for their election will be elected as directors.  Abstentions and broker non-votes are not counted as votes for the election of any director nominee and therefore will not affect the election of directors by a plurality vote.  Under Arizona corporate law, shareholders have cumulative voting rights in electing directors of an Arizona corporation.  Cumulative voting means that each shareholder, when electing more than one director in a class, has the right to cast as many votes in the aggregate as such shareholder has voting shares multiplied by the number of directors to be elected.  For example, this year, four Class III directors will be elected.  If a shareholder has 100 shares of Common Stock, the shareholder is entitled to cast a total of 400 votes in the election of the Class III directors.  The shareholder may either cast 400 votes for a single director nominee or distribute those votes among the four Class III director nominees.  The shareholder may also decide not to vote cumulatively for the Class III directors and instead vote their 100 shares for as many directors as are to be elected.

Shareholder votes are not cumulated, however, in the election of one director in a class because the cumulative and non-cumulative voting results would be the same.  For example, this year, one Class I director is also to be elected. If voting cumulatively, a shareholder with 100 shares of Common Stock is entitled to cast a total of 100 votes in the election of the Class I director because the number of voting shares multiplied by the number of directors to be elected equals the same number of voting shares held by the shareholder that would be voted non-cumulatively.

This proxy solicitation on behalf of the Board includes a solicitation for discretionary authority to cumulate votes.  Unless otherwise indicated or if no choice is indicated on a proxy, your shares may be voted cumulatively, and the number of votes represented by your shares may be cast equally for each of the four Class III director nominees.  If you do not wish to cumulate your votes, your proxy may provide that your shares should not be cumulatively voted in the Class III director election.  Please note that upon instructing that your shares be voted non-cumulatively, your voted shares could potentially be diluted in the Class III director election if other shareholders choose to vote their shares cumulatively.

You may withhold authority to vote for any director nominee in the Class III and/or Class I director election.  With respect to the Class III director election, you may not cumulate your votes if they are cast "withheld."  Our bylaws provide that, in an uncontested election, a director nominee who receives a greater number of votes cast "withheld" for his or her election than "for" such election will promptly tender his or her resignation to the Nominating and Corporate Governance Committee (the "Governance Committee").  The Governance Committee is required to evaluate the resignation, taking into account the best interests of the Company and its shareholders, and recommend to our Board whether to accept or reject the resignation.

Other Matters.  Approval of the other matters not concerning the election of directors that are submitted to shareholders for consideration and action at the Annual Meeting requires the affirmative vote of a majority of the votes cast by shareholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means that the number of votes cast for the respective matter exceed the number of votes cast against the matter.  Abstentions and broker non-votes will be disregarded in determining whether a matter has been approved.  In other words, abstentions and broker non-votes will be counted neither as votes for, nor as votes against, a matter.

Voting Instructions

Your type of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (Computershare Inc.), you are a "registered holder" and considered the shareholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a "beneficial owner" of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a holder of record of our Common Stock, you may vote your shares either by (i) telephone by calling a toll-free number, (ii) using the Internet and visiting the designated website, (iii) mailing in your proxy card, or (iv) attending the Annual Meeting and notifying and obtaining a ballot from the Secretary prior to the occurrence of any votes.  For 2016, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern Daylight Time on Wednesday, May 11, 2016.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution.  A beneficial owner of shares may not vote in person at the Annual Meeting unless you obtain from your broker or institution a legal proxy that gives you the right to vote the shares.

If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card and make an explicit statement of your intent to cumulate your votes by so indicating in writing on the proxy card. If you hold shares beneficially through a broker, trustee, or other nominee and wish to cumulate votes, you should contact your broker, trustee, or nominee. You will not be able to cumulate your votes if you vote online, by telephone, or in person at the Annual Meeting; thus, if you wish to cumulate your votes, you should vote prior to the Annual Meeting by mailing in your proxy card.  If you vote by proxy card and sign your card with no further instruction, the designated proxy holders may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

Right to Attend the Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  Shareholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either (i) giving written notice of your revocation to our Secretary at our corporate headquarters address, (ii) executing a subsequent proxy and delivering it to our Secretary, or (iii) attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting by itself will not constitute a revocation of proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock.  Proxies may be solicited by mail, e-mail, or by telephone and may be solicited personally by our directors, officers, or employees, who will not receive any additional compensation for any such services.  We have engaged Georgeson, Inc. to assist us in soliciting proxies.  We anticipate paying Georgeson a fee of $13,000 plus expenses for these services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2015 Annual Report to Shareholders that was made available on or about March 31, 2016, together with this Notice of Annual Meeting and Proxy Statement, to all shareholders of record as of the Record Date.  A copy of our 2015 Annual Report is available free of charge on the Shareholders section of our corporate website at http://www.knighttrans.com.  Except to the extent it is incorporated by specific reference, our 2015 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting material.

Important Information to Read with This Proxy Statement

This Proxy Statement contains the proposals to be considered by shareholders at the Annual Meeting, as well as important information concerning, among other things: our management and Board; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of management and other large shareholders; the services provided to us by and fees of our independent registered public accounting firm; and instructions for shareholders who want to make proposals at the 2017 Annual Meeting of Shareholders.  Each shareholder should read this information before completing and returning the enclosed proxy card.

PROPOSAL NO. 1 – ELECTION OF CLASS III DIRECTORS

Our Board of Directors presently consists of ten members.  The directors are divided into three classes, with each class serving a three-year term.  See Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee – Process for Identifying and Evaluating Director Nominees for a description of the director nominee identification and evaluation process.

The shareholders elect approximately one-third of the Board each year.  Four Class III directors will be elected at the Annual Meeting.  Upon the recommendation of the Governance Committee, the Board has nominated Kevin P. Knight, Michael Garnreiter, David A. Jackson, and Robert E. Synowicki, Jr. for election as Class III directors at the Annual Meeting.

Each Class III director nominee will be elected to serve until the 2019 Annual Meeting of Shareholders or until his or her successor shall have been duly elected and qualified or his or her resignation or removal, whichever occurs first.  There are no arrangements or understandings between any of the Class III director nominees and any other person pursuant to which any of such director nominees were selected as a nominee.  Each of the Class III director nominees has consented to serve a three-year term and has indicated his or her intention to serve as a director if elected.

If any of the nominees named above should become unavailable to serve as a director, the Board may designate a substitute nominee.  In that case, the proxy holders will vote for the substitute nominee designated by the Board.  For a description of the director nominee identification and evaluation process, refer to the Process for Identifying and Evaluating Director Nominees section under Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee.

In the biographies provided below, none of the corporations or organizations referenced is a parent, subsidiary, or affiliate of the Company, unless otherwise noted.  There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.  Each of the director nominees has also consented to being named as such in this Proxy Statement and has indicated his or her intention to serve as a director, if elected.

Class III Director Nominees

Information concerning the nominees standing for election as Class III directors is as follows:

Kevin P. Knight, 59	Director Since 1990

Kevin P. Knight has served as the Chairman of our Board of Directors since 1999 (including as our Executive Chairman since January 2015) and served as our CEO from 1993 through December 2014. In addition to his role as Executive Chairman, Mr. Knight currently serves as a full time executive officer.  He has been one of our officers and directors since 1990.  From 1975 to 1984 and again from 1986 to 1990, Mr. Knight was employed by Swift Transportation Co., Inc. ("Swift"), a publicly traded national trucking company, where he served as Executive Vice President and President of Cooper Motor Lines, Inc., a Swift subsidiary.  Mr. Knight currently serves on the Board of Directors and Executive Committee of the American Trucking Associations.  The selection of Mr. Knight as a director was based, among other things, upon his extensive experience in business operations and exemplary executive leadership.  Mr. Knight also has exhibited commendable dedication to our financial and operating performance.

Michael Garnreiter, 64	Director Since 2003

Michael Garnreiter has served as a member of our Board of Directors since 2003.  Mr. Garnreiter has recently retired from his role as treasurer of Shamrock Foods Company, a privately held manufacturer and distributor of foods and food-related products based in Phoenix, Arizona.  From January 2010 until August 2012, Mr. Garnreiter was a managing director of a Scottsdale-based financial consulting organization, Fenix Financial Forensics LLC, which provides financial analysis, forensic accounting, litigation support, and other dispute resolution services to a variety of businesses and organizations.  Mr. Garnreiter is also the Chairman of the board of directors and chair of the audit committee of Taser International, Inc., a manufacturer of non-lethal protection devices; chair of the audit and governance committees for Amtech Systems, Inc., a supplier of horizontal diffusion furnace systems; a member of the board of directors of GlobalTranz, a privately held trucking brokerage and software company; and a member of the board of directors of Banner Health Systems, a nonprofit multistate hospital system based in Phoenix, Arizona.  Mr. Garnreiter also formerly served as the sole director of Syntax Brillian Corporation, a dissolved company that designed, developed, and distributed high definition televisions and as chair of the audit committee and member of the nominations and governance and compensation committees for IA Global, Inc., an Asian business processes outsourcing company.  He was previously the managing member of Rising Sun Restaurant Group LLC from 2006 until January 2010 and President of New Era Restaurants, LLC from 2008 until 2009, both of which are privately held restaurant operating companies.  From 2002 to 2006, Mr. Garnreiter was also formerly the Executive Vice President, Treasurer, and Chief Financial Officer ("CFO") of Main Street Restaurant Group, Inc. ("Main Street"), a publicly held restaurant operating company.  Prior to joining Main Street, Mr. Garnreiter served as a general partner of Arthur Andersen LLP ("Arthur Andersen").  Mr. Garnreiter began his career with Arthur Andersen in 1974 after graduating with a Bachelor of Science degree in accounting from California State University at Long Beach.  In 1986, he became the managing partner of Arthur Andersen's Tucson, Arizona office, and he was a senior audit partner at Arthur Andersen from 1986 to 2002.  Mr. Garnreiter is a Certified Public Accountant in California and Arizona and became a Certified Fraud Examiner in 2010.  As a member of our Board, Mr. Garnreiter offers financial and managerial expertise gained from the various executive and supervisory roles he has held throughout his career.  In addition, the experience acquired through Mr. Garnreiter's positions as a director of several publicly traded and privately held companies benefit the Company, the Board, and our shareholders.

David A. Jackson, 40	Director Since 2015

David A. Jackson has served as our Chief Executive Officer and a member of the Board of Directors since January 2015. He has served as our President since February 2011. Mr. Jackson previously served as our Chief Financial Officer from 2004 until May 2012. He has been with the Company since 2000. Mr. Jackson served as our Treasurer from 2006 to February 2011 and our Secretary from 2007 to February 2011.  Prior to his appointment as the CFO, Mr. Jackson served in several positions at Knight between 2000 and 2004.  The selection of Mr. Jackson as a director was based, among other things, upon his extensive transportation, leadership and finance experience and his deep understanding of the Knight culture and commitment to maintaining our financial and operating performance.

Robert E. Synowicki, Jr., 57	Director Since 2016

Robert E. Synowicki, Jr. was appointed to our Board of Directors in February 2016 and is a member of the Audit Committee.  Mr. Synowicki brings to the Company significant experience in the transportation industry, having served in multiple roles with Werner Enterprises, Inc., a publicly traded national trucking company, for over 25 years.  Mr. Synowicki most recently served as Executive Vice President of Driver Resources at Werner from December 2010 until December 2015, where he oversaw recruitment and other critical professional driver initiatives. Prior to December 2010, Mr. Synowicki served in a variety of other positions at Werner, including Chief Financial Officer, Chief Operating Officer, and Chief Information Officer.  Mr. Synowicki has also served as a member of the Board of the American Trucking Associations and the Truckload Carriers Association. Mr. Synowicki is a Certified Public Accountant and currently serves on the Board of Directors of Blue Cross Blue Shield – Nebraska, as Finance Committee Chairman and a member of the Audit Committee.  The Board believes Mr. Synowicki provides financial expertise and valuable industry insight and perspective by virtue of his many years of leadership experience in a variety of capacities at Werner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE CLASS III DIRECTOR NOMINEES.

PROPOSAL NO. 2 – ELECTION OF CLASS I DIRECTOR

In February 2016, our Board of Directors unanimously voted to appoint Roberta "Sissie" Roberts Shank to fill a Class I directorship vacancy on the Board of Directors, effective February 2016. Because Ms. Roberts Shank initially filled a directorship vacancy, the Board of Directors appointed Ms. Roberts Shank to serve until the next election of directors by our shareholders, pursuant to applicable Arizona corporate law and our bylaws, which require Ms. Roberts Shank to stand for election at the Annual Meeting for the unexpired portion of the Class I director term (the remainder of the Class I director term expires at the 2017 Annual Meeting of Shareholders).

Upon the recommendation of the Governance Committee, the Board of Directors has nominated Ms. Roberts Shank for election as a Class I director at the Annual Meeting to serve until the 2017 Annual Meeting of Shareholders or until her successor has been duly elected and qualified or until her resignation or removal, whichever occurs first.

Class I Director Nominee

Information concerning the nominee standing for election to serve the remainder of her term as a Class I director is as follows:

Roberta "Sissie" Roberts Shank, 49	Director Since 2016

Roberta "Sissie" Roberts Shank was appointed to our Board of Directors in February 2016 and serves as a member of the Company's Compensation Committee and Governance Committee. Ms. Roberts Shank currently serves as the Chief Executive Officer and President of Chas Roberts A/C and Plumbing, Arizona's largest residential air conditioning installer, a position she has held since 2000. In this position, she oversaw Chas Roberts' rapid expansion during the housing boom in the early 2000s and guided the company through difficult market conditions during the housing market crash in 2008.  She also has leadership experience in corporate acquisitions, employee and independent contractor benefits, and fleet management and insurance.  For her role at Chas Roberts, Ms. Roberts Shank was named the 2014 CEO of the Year by the ACE Awards, in addition to previously being named one of Arizona's most dynamic women in business, winning the Greater Phoenix Chamber of Commerce Impact Award, and being a named a finalist for the Ernst & Young Entrepreneur of the Year award. In addition, Ms. Roberts Shank has served in multiple civic and community roles, including as the treasurer of the National Charity League for six years and currently serving on the Board of Directors for the Boys and Girls Club of Metro Phoenix and the City of Phoenix planning commission.  The Board believes Ms. Roberts Shank's extensive executive-level leadership and business experience through a variety of economic environments makes her a valuable asset for the Board and the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE CLASS I DIRECTOR NOMINEE.

CONTINUING DIRECTORS

Class I Directors

Information regarding our current Class I directors who were elected in 2014 for terms expiring at our 2017 Annual Meeting of Shareholders follows:

Richard C. Kraemer, 72	Director Since 2012

Richard C. Kraemer has served as a member of our Board of Directors since May 2012.  Mr. Kraemer currently serves as President of Chartwell Capital, Inc., a private investment company.  From 1975 to 1996, Mr. Kraemer served as an officer of UDC Homes, becoming a director and President in 1985 and CEO in 1994.  Mr. Kraemer also served on the board of directors of America West Holdings Corporation from 1992 until the merger with US Airways Group, Inc. in 2005.  Mr. Kraemer then served as a director for US Airways Group, Inc. from 2005 until the US Airways Group/American Airlines Group merger in December 2013. Mr. Kraemer currently serves on the board of American Airlines Group as the Chairman of the Compensation and Human Resources Committee. The Board believes that Mr. Kraemer is qualified to serve as a director based upon, among other things, his financial acumen, executive insight and corporate governance, human resources and labor relations knowledge.  Mr. Kraemer's comprehensive board and investor experience with a publicly traded airline transportation company contributes to the collective qualifications, skills, and experience of our Board.

Richard J. Lehmann, 71	Director Since 2006

Richard J. Lehmann has served as a member of our Board of Directors since 2006.  Mr. Lehmann has also served on the boards of Grandpoint Capital, Inc., a bank holding company, since December 2013, and Communities SouthWest, a real estate investment and development firm, since October 2015.  Mr. Lehmann previously served as the Chairman of Biltmore Bank of Arizona, a commercial bank he founded, since 2003.  Until 1999, Mr. Lehmann served as Vice Chairman of Banc One Corporation, when it acquired FCNBC, creating the fifth largest bank in the United States, with responsibility for all consumer banking and credit card operations.  Mr. Lehmann's previous positions include Chairman and CEO of Valley National Bank.  Prior to that, Mr. Lehmann spent 20 years with Citigroup in various positions, including ten years in the International Division, with more than three years as a Senior Corporate Officer in Europe, the Middle East, and Africa.  Mr. Lehmann is presently a member of the board of directors of both the TGen Foundation and Vereit Real Investment Fund, a REIT sponsored by Vereit, Inc.  He also served previously as a director of Banc One Corporation, Valley National Corporation, eFunds Corporation, iCrossing, Inc., and Moore Corporation.  Mr. Lehmann brings to our Board strong leadership, finance, and global experience developed throughout his career in the banking industry.

Class II Directors

Information regarding our current Class II directors who were elected in 2015 for terms expiring at our 2018 Annual Meeting of Shareholders follows:

Gary J. Knight, 64	Director Since 1990

Gary J. Knight has served as a Vice Chairman of our Board of Directors since 2004.  Mr. Knight served as our President from 1993 to 2004, and has been one of our officers and a member of our Board since 1990.  From 1975 until 1990, Mr. Knight was employed by Swift, where he was an Executive Vice President.  The selection of Mr. Knight as a director was based upon, among other things, his significant leadership experience and knowledge of the Company.  Mr. Knight's qualifications to serve on our Board also include his extensive knowledge of the transportation industry.

G.D. Madden, 76	Director Since 1997

G.D. Madden has served as a member of our Board of Directors since 1997.  Since 1996, Mr. Madden has been President of Madden Partners, a consulting firm he founded, which specializes in transportation technology and strategic issues.  Prior to founding Madden Partners, he was President and CEO of Innovative Computing Corporation ("ICC"), then a subsidiary of Westinghouse Electric Corporation.  Mr. Madden founded ICC, a privately held company, which grew to be the largest supplier of fully integrated management information systems to the trucking industry.  Mr. Madden sold ICC to Westinghouse in 1990 and continued to serve as its President and CEO until 1996.  Mr. Madden is also Chairman of the Board of Clay Crossing Foundation, Inc., an extended chemical dependency treatment center.  The Board concluded that Mr. Madden is qualified to serve as a director based upon his experience in the transportation industry and his skills and expertise with respect to overseeing financial reporting and developing financial administration systems.

Kathryn L. Munro, 67	Director Since 2005

Kathryn L. Munro has served as a member of our Board of Directors since 2005.  She is a principal of BridgeWest, LLC, a private equity investment company specializing in wireless technology companies, a position she has held since 2003.  Ms. Munro was the Chairperson of BridgeWest from 1999 until 2003.  Prior to BridgeWest, Ms. Munro spent 20 years at Bank of America Corporation where she held a variety of senior executive positions.  From 1996 to 1998, Ms. Munro served as CEO of Bank of America's Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996.  Ms. Munro has served on the board of directors of Pinnacle West Capital Corporation, the holding company of Arizona Public Service and Pinnacle West Energy, since 2000.  Ms. Munro also serves on the board of Premera Blue Cross, a privately held health insurance company.  Ms. Munro served on the board of Capitol Bancorp Limited, a Michigan-based multi-bank holding company, from 2002 to 2006, and she served on the board of directors of Flow International Corporation, a manufacturer of industrial tools, from 1996 to September 2011.  From her distinguished career in commercial banking, Ms. Munro brings business acumen and financial knowledge to our Board and provides insightful guidance regarding our business.

Kevin P. Knight, our Executive Chairman, is a first cousin of Gary J. Knight, our Vice Chairman.

CORPORATE GOVERNANCE

Applicable Corporate Governance Requirements

Our Common Stock has been listed on the New York Stock Exchange (the "NYSE") since December 30, 2004, and we are subject to the NYSE listing standards, including those relating to corporate governance.  As a publicly traded company, we are also subject to the rules and regulations of the SEC.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to further its goal of providing effective governance of our business and affairs for the long-term benefit of our shareholders.  A copy of the Corporate Governance Guidelines is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.  The Governance Committee is responsible for periodically reviewing the Corporate Governance Guidelines and recommending changes as appropriate to ensure the effective functioning of our Board and corporate governance.

Code of Ethical Conduct

The Board has adopted a Code of Ethical Conduct that applies to all of our directors, officers, and employees.  In addition, we maintain a Policy Governing Responsibilities of Financial Managers and Senior Officers (the "Financial Responsibilities Policy") that applies to our executive officers (Executive Vice President or above), CFO, Chief Accounting Officer ("CAO"), Controller, and any other employee who is responsible for the management of our funds or for the operation and maintenance of our financial accounting and reporting system.  The Code of Ethical Conduct and Financial Responsibilities Policy include provisions applicable to our CEO, CFO, CAO, Controller, or persons performing similar functions, which constitute a "code of ethics" within the meaning of Item 406(b) of SEC Regulation S-K.  Copies of the Code of Ethical Conduct and Financial Responsibilities Policy are publicly available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Pursuant to SEC regulations and NYSE listing standards, we will disclose amendments to or waivers of our Code of Ethical Conduct in a press release, on the Shareholders section of our website at http://www.knighttrans.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate.  To date, we have not granted any waivers from our Code of Ethical Conduct to the CEO, CFO, CAO, Controller, or any person performing similar functions.

The Board of Directors and Its Committees

Board of Directors

Meetings of the Board of Directors.  During the year ended December 31, 2015, our Board met on four occasions.  Each of the incumbent directors attended and participated in at least 75% of the total number of meetings of the Board and meetings held by all Board committees on which he or she served.  We encourage our directors to attend our Annual Meetings of Shareholders, although we do not have a formal policy regarding director attendance at such meetings.  Our 2015 Annual Meeting of Shareholders was attended by all nine Board members who were then serving on the Board.

Independent Directors.  In accordance with NYSE Rule 303A.02, the Board affirmatively determines the independence of each director after reviewing the findings and recommendations of the Governance Committee.

Our Governance Committee reviewed (i) the SEC rules and regulations and NYSE listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual's independence specifically for purposes of serving on the Audit Committee and Compensation Committee and as an "audit committee financial expert," and (iii) each such individual's professional experience, education, skills, ability to enhance differences of viewpoint and other qualities among our Board membership.  After concluding its review, the Governance Committee submitted its independence recommendations our Board.  Our Board then made its independence determinations based on the Governance Committee's recommendations.

Upon the recommendation of the Governance Committee, the Board has determined that Michael Garnreiter, Richard C. Kraemer, Richard J. Lehmann, G.D. Madden, Kathryn L. Munro, Roberta "Sissie" Roberts Shank, and Robert E. Synowicki, Jr., are independent (collectively, the "Independent Directors").  The Board had also determined that Donald Bliss was independent prior to his retirement from the Board in February 2016. Except in their capacities as directors or as holders of an immaterial amount of securities of other entities, none of Messrs. Garnreiter, Kraemer, Lehmann, Bliss, Synowicki, or Madden, nor Mss. Munro or Roberts Shank, either directly or in his or her capacity as a partner, shareholder, officer, or similar position of another organization, has, or in the past three years had, any business or financial relationship with us or any of our subsidiaries.  None of the Independent Directors or any of their immediate family members has or had any of the disqualifying relationships with us or our subsidiaries specified in NYSE Rule 303A.02.

Board Leadership Structure.  Kevin P. Knight has served as the Chairman of our Board of Directors since 1999, including as the Executive Chairman since January 2015, and served as our CEO from 1993 through October 2014. David A. Jackson began serving as our CEO in 2015.  The Board elects our Executive Chairman of the Board of Directors annually.  Prior to 2015, the Board believed that the combination of the Chairman of the Board of Directors and the CEO positions was the most appropriate and suitable structure for proper and efficient Board functioning and communication, given Kevin P. Knight's experience with the Company and the suitability of him serving as a direct link between senior management and the Board.  In these capacities, he provided critical insight to the Board and leadership for our senior management in our day-to-day operations.  In connection with the promotion of David A. Jackson to the role of CEO, we believed it was appropriate to split the positions of Executive Chairman and CEO between Kevin P. Knight and David A. Jackson, respectively, which became effective in January 2015. This new structure allows David A. Jackson to dedicate his full efforts to the demands and responsibilities of the CEO position, while also allowing the Company to benefit from Kevin P. Knight's strategic oversight and considerable experience in his role as Executive Chairman. David A. Jackson reports to the Board as the CEO along with the other executive officers and also participates in the meetings as a director.  As discussed below, our Independent Directors also regularly meet at least annually in "executive sessions," which are meetings conducted by the Independent Directors without the presence or participation of management.  Historically, the Chair of the Governance Committee has functioned as the lead independent director at the executive sessions.  After the retirement of Mr. Bliss, Ms. Munro has served as the lead independent director and Mr. Kraemer has served as the Chair of the Governance Committee.  We believe that an Independent Director, acting in the capacity of the lead independent director, and our Executive Chairman effectively serve as liaisons between our Independent Directors and Board, which contributes to the efficiency and functionality of the full Board of Directors.

Board Oversight of Risk Management.  Our Board has overall responsibility for risk oversight, which involves evaluating material risks concerning the Company, as well as management's decisions and efforts to identify, manage and monitor such risks.  This oversight also includes understanding and determining what constitutes an appropriate level and tolerance of risk for the Company.  The Board has assigned the assessment of enterprise risk to the Governance Committee, financial risk to the Audit Committee, and compensation-related risk to the Compensation Committee.  In its risk oversight role, our Board confers with management about risk management.  Typically, management identifies, measures, and analyzes risks inherent to our business, operations, and industry.  Management then reports to the appropriate Board committee, which then evaluates management's risk assessment and reports to the Board.  The Board's role in risk oversight has not affected the leadership structure of our Board of Directors.

Executive Sessions. In 2015, our Independent Directors held one regular meeting in an "executive session" at which only the Independent Directors were present. The former Chair of the Governance Committee, Donald A. Bliss, acted as the lead independent director and presiding director for the executive session.  Our Independent Directors will continue to meet regularly and at least once annually.

Interested Party and Shareholder Communication with Directors.  Our Board provides a process for shareholders and other interested parties to send written communications to the entire Board, the non-management or Independent Directors, or individual directors.  This process is described on the Shareholders section of our website at http://www.knighttrans.com.  If you wish to communicate with our full Board of Directors, non-management directors, Independent Directors, or an individual director, your communication should be addressed to the attention of the Board, the appropriate group of directors, or individual director, and mailed to our corporate headquarters address below.  Written communications received in this manner will be delivered to each intended director recipient to whom communications are addressed at or prior to the next Board meeting.

Written communications sent to our Board, non-management directors, Independent Directors, or individual directors should be sent to Knight Transportation, Inc.; c/o Adam W. Miller, Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027. In any case, any correspondence addressed to any of our directors will be subject to clearance through our normal security procedures.  Please note that we reserve the right not to forward, read, respond to, or otherwise regard any abusive, threatening, or inappropriate materials.

Committees of the Board of Directors

The Board has standing Audit, Compensation, Executive, and Governance Committees.  The Board does not maintain any other standing committees.  The following table sets forth the membership and identifies the Chair of each of the standing committees of the Board of Directors as of March 18, 2016.

Name(1)	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Michael Garnreiter	X – Chair
Kevin P. Knight			X – Chair
Gary J. Knight			X
Richard C. Kraemer				X – Chair
Richard J. Lehmann		X	X	X
G.D. Madden	X	X
Kathryn L. Munro		X – Chair	X
Roberta "Sissie" Roberts Shank		X		X
Robert E. Synowicki, Jr.	X

(1)	David A. Jackson does not currently serve on any Board committees.

The Audit Committee

Purpose, Functions, Composition, and Meetings.  The primary purpose of the Audit Committee is to assist the Board in its oversight of:

•	The integrity, fairness, and accuracy of our financial statements;

•	The qualifications, independence, and performance of our independent registered public accounting firm and performance of our internal audit function; and

•	Our compliance with legal and regulatory requirements related to financial reporting.

As more fully outlined in the Audit Committee's charter, the primary functions of the Audit Committee include:

•
Annually obtaining and reviewing the independent registered public accounting firm's report describing our internal quality control procedures, any material issues raised during the review of such procedures, and any steps taken to deal with any such issues;

•	Assessing the independent registered public accounting firm's independence, including any relationships between us and such firm;

•
Reviewing and meeting with our management, internal auditors, and independent registered public accounting firm, as applicable, to discuss our quarterly unaudited and annual audited financial statements and specific related disclosures, our accounting policies and principles, and our internal financial controls and reporting systems;

•	Reviewing and approving our earnings press releases (including financial information and earnings guidance provided to analysts); and policies regarding risk assessment and risk management;

•	Overseeing our financial risk assessment and management processes;

•	Meeting separately on a periodic basis with management, internal audit personnel, and independent registered public accounting firm;

•	Reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response to any such problems or difficulties;

•
Making determinations regarding the selection and retention of our independent registered public accounting firm, reviewing and approving such firm's fees and the proposed scope of its services (including pre-approval when required by SEC rules), and establishing clear hiring policies for current and former employees of our accounting firm; and

•
Regularly reporting to and reviewing with our Board any issues regarding the quality or integrity of our financial statements, our related legal and regulatory compliance, the performance and independence of our independent registered public accounting firm, and the performance of our internal audit function.

The Audit Committee met eight times during 2015.  Messrs. Garnreiter, Madden, and Synowicki currently serve on the Audit Committee; Mr. Garnreiter serves as the Chair.

Audit Committee Member Independence.  Each member of the Audit Committee satisfies the independence and other audit committee membership criteria set forth in NYSE Rule 303A.07.  Specifically, each member of the Audit Committee:

•	Is independent under NYSE Rule 303A.02;

•	Meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

•	Is financially literate, as our Board has interpreted such qualification in its business judgment.

Audit Committee Financial Expert.  The Board has determined that at least one "audit committee financial expert," as defined under Item 407(d)(5)(ii) of Regulation S-K, currently serves on the Audit Committee.  The Board has identified Mr. Garnreiter as an audit committee financial expert.  In the judgment of our Board, Mr. Garnreiter (i) meets the audit committee member independence criteria under applicable SEC rules, (ii) is independent, as independence for audit committee members is defined under applicable NYSE rules, and (iii) possesses satisfactory accounting and related financial management expertise, as our Board interprets such qualification in its business judgment under relevant SEC and NYSE rules.

Audit Committee Charter.  Our Audit Committee operates pursuant to a charter detailing its purpose, powers, and duties.  The Audit Committee periodically reviews the adequacy of its charter and recommends changes to the charter to the Board when appropriate.  A copy of the Audit Committee's current charter is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Report of the Audit Committee.  In performing its duties, the Audit Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K, and relating to certain other matters, including the independence of our independent registered public accounting firm.  The Report of the Audit Committee for 2015 follows.

The Report of the Audit Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Audit Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Audit Committee

The Audit Committee oversees the quality and integrity of the financial reports, accounting and financial reporting processes, systems of internal controls over financial reporting, and the audit of the financial statements of Knight Transportation, Inc. (the "Company").  The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements.  Rather, management of the Company has primary responsibility for the preparation, consistency, integrity, and fair presentation of the Company's financial statements and the overall reporting process, including maintenance of the Company's systems of internal controls.  The Company retains an independent registered public accounting firm, Grant Thornton LLP ("Grant Thornton"), that is responsible for conducting independent quarterly reviews and an independent annual audit of the Company's financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), and issuing a report thereon.

In undertaking its responsibilities and for the fiscal year ended December 31, 2015, the Audit Committee has reviewed and discussed with management and Grant Thornton (i) the Company's audited financial statements, (ii) management's assessment of internal controls over financial reporting, and (iii) the effectiveness of internal controls over financial reporting.  Specifically, the Audit Committee has discussed with Grant Thornton the matters required to be discussed pursuant to Item 2-07 of Regulation S-X (Communication with Audit Committees) of the U.S. Securities and Exchange Commission (the "SEC") and Statement on Auditing Standards No. 16 (Communications with Audit Committees) adopted by the PCAOB and approved by the SEC.  The Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton's communications with the Audit Committee concerning independence.  Furthermore, the Audit Committee has discussed with Grant Thornton, as the Company's independent registered public accounting firm and auditor, Grant Thornton's independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC.  The Audit Committee also met in periodic executive sessions with each of Grant Thornton, management, and the Company's internal audit personnel during 2015.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Michael Garnreiter, Chair G.D. Madden, Member Robert E. Synowicki, Jr., Member

The Nominating and Corporate Governance Committee

Purpose, Functions, Composition, and Meetings.  The primary functions of the Governance Committee are as follows:

•	Evaluating the composition of the Board and selecting and recommending nominees for election or re-election to the Board or for appointment to fill Board vacancies;

•	Developing and implementing regular and emergency succession plans for our senior management positions;

•
Reviewing and developing policies or making recommendations concerning other aspects of our corporate governance, such as the Board's committee structure, our corporate governance guidelines, director training and evaluation programs, and potential conflicts of interest; and

•	Overseeing our enterprise risk assessment and management processes.

Messrs. Kraemer and Lehmann and Ms. Roberts Shank currently serve on the Governance Committee; Mr. Kraemer serves as Chair.  All current members of the Governance Committee are independent, as independence for nominating committee members is defined under applicable SEC regulations and NYSE listing standards.  In 2015, the Governance Committee conducted four meetings.  The Governance Committee also met in 2016 to act upon the nominations of directors standing for election in 2016 and approved (a) the nominations of Messrs. Kevin P. Knight, Garnreiter, Jackson, and Synowicki as Class III directors and recommended their election and (b) the nomination of Ms. Roberts Shank as a Class I director and recommended her election.  Each nominee is presently a director and has consented to stand for re-election and to serve for a three-year term, or, in the case of the Class I director nominee, for a one-year term.

Nominating and Corporate Governance Committee Charter.  Our Governance Committee operates pursuant to a charter detailing its purpose, powers, and duties.  The Governance Committee periodically reviews its charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and SEC and NYSE compliance, as well as recommends changes to the charter to the Board or Board committees when appropriate.  A copy of the Governance Committee's current charter is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Board Diversity.  In recommending candidates for the Board, the Governance Committee considers Board diversity with an emphasis on diverse backgrounds, skills, and experience that will be beneficial to us.  Our Governance Committee does not have a formal policy with respect to diversity but considers it desirable if potential director nominees compliment and contribute to the Board's overall diversity and composition.  The Governance Committee also considers each individual candidate's ability to enhance differences of viewpoint, professional experience, education, skills, and other individual qualities among members of the Board.  Pursuant to the Governance Committee's charter, all candidates are evaluated and selected consistent with our policy of nondiscrimination with respect to race, creed, religion, or national origin.  We also interpret diversity to encompass an individual's ability to positively contribute to the chemistry and collaborative nature of our Board of Directors, as well as such person's personal and professional experiences, aptitude, and expertise relevant to our industry.  The Governance Committee periodically reviews and assesses the effectiveness of the Company's practices with respect to its consideration of diversity in identifying director nominees.

Process for Identifying and Evaluating Director Nominees.  Director nominees are chosen by the Governance Committee.  The Governance Committee reviews the qualifications of various persons to determine whether they should be considered as candidates for membership on the Board of Directors.  The Governance Committee also accepts recommendations of director candidates from our other outside directors and our executive officers, advisors, and shareholders.  Our Governance Committee reviews all director nominee candidate recommendations, including those properly submitted by shareholders, in accordance with the mandate contained in its charter, SEC regulations and NYSE listing standards.  Upon identifying and selecting qualified director nominee candidates, the Governance Committee then submits its director nominee selections to our Board for consideration.  We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees.  The Governance Committee assesses a director nominee candidate's judgment, integrity, independence, management and business skills, and experience (particularly with public companies and companies in our industry or other industries related to our business), prominence and reputation in their profession, knowledge of corporate governance issues and board functions, commitment to attend and actively participate in meetings and related Board activities, other commitments and responsibilities, and such other factors as the Governance Committee determines are appropriate in light of our needs and the needs of the Board.  With regard to specific individual qualities and skills of potential director nominees, the Governance Committee believes it is necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NYSE Rule 303A.02; (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NYSE Rule 303A.07; (iii) at least one member of the Board of Directors eligible to serve on the Audit Committee has sufficient accounting or related financial management expertise, knowledge, experience, and training so as to qualify as an "audit committee financial expert" within the meaning of NYSE Rule 303A.07(a) and Item 407(d)(5)(ii) of SEC Regulation S-K; and (iv) all members of the Board of Directors who serve on our Compensation Committee satisfy the compensation committee membership criteria specified in NYSE Rule 303A.05.  Exhibit A of the Governance Committee charter also sets forth other criteria and guidelines the Governance Committee may consider when selecting director nominees, in addition to whether prospective director nominees meet the criteria listed above and possess knowledge of our history, strengths and weaknesses, goals, objectives, and mission.  In addition to the qualifications and considerations described above, our Corporate Governance Guidelines contain additional director eligibility criteria considered during the director nomination process.

Consideration of Director Candidates Recommended by Shareholders.  The Governance Committee will consider director candidates recommended by shareholders, provided the following procedural requirements are satisfied and any such recommendations also comply with applicable SEC rules and regulations setting forth the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials, specifically Rule 14a-8 of the Exchange Act.  Shareholders are also encouraged to review and adhere to the director qualification standards and other requirements of our Corporate Governance Guidelines and consider the factors set forth in Exhibit A of the Governance Committee charter.

Candidate recommendations should be mailed via certified mail, return receipt requested, addressed to the attention of the Nominating and Corporate Governance Committee, and sent to our corporate headquarters address below.  To be considered, a shareholder recommendation must: (i) be received not less than 120 days prior to the first anniversary of the release date of the proxy statement for the prior year's Annual Meeting (by December 1, 2016 for director candidates to be considered for nomination for election at the 2017 Annual Meeting of Shareholders); (ii) contain sufficient background information, such as a resumé and references, to enable the Governance Committee to make a proper judgment regarding the qualifications of the proposed nominee; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director if elected and a representation that such proposed nominee qualifies as "independent" under NYSE Rule 303A.02 or, if the proposed nominee does not qualify, a description of the reason(s) he or she is not "independent;" (iv) state the name and address of the person submitting the recommendation and the number of shares of our Common Stock owned of record or beneficially by such person; and (v) if submitted by a beneficial shareholder, be accompanied by evidence that the person making the recommendation beneficially owns shares of our Common Stock.

Candidate recommendations should be sent to Knight Transportation, Inc.; c/o Adam W. Miller, Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027.  Candidate recommendations received in this manner will be delivered to the Governance Committee.

The Compensation Committee

Purpose, Functions, Composition, and Meetings.  The Compensation Committee reviews, analyzes, recommends, and approves all aspects of executive compensation.  As more fully outlined in the Compensation Committee's charter, the primary purpose is to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including our CEO.  Our Compensation Committee has overall responsibility for evaluating and approving our compensation plans, programs and policies, and its other primary responsibilities include, among other things:

•
Reviewing and approving corporate goals and objectives relevant to the compensation of our CEO and other executive officers, evaluating each such individual's performance in light of those objectives, determining and approving the annual compensation of each such person based upon this evaluation, and reporting thereon to the Board.  In doing so, our Compensation Committee evaluates each executive officer's performance in light of our corporate goals and objectives and reviews other appropriate factors, including Company performance and relative shareholder returns, compensation at comparable companies, executive officer compensation awarded in past years, alignment of executive compensation with shareholder interests, and other relevant factors;

•	Reviewing and approving the Compensation Committee's compliance with and disclosures made pursuant to NYSE Rule 303A.05 and SEC rules and regulations applicable to our Compensation Committee;

•
Reviewing and approving executive and senior management compensation strategies, benefits, incentive-based compensation plans and equity-based plans, establishing criteria for stock options, restricted stock, and other awards granted under such plans, and approving such awards; and

•
Discussing, evaluating, and reviewing our compensation policies and practices as related to risk management practices and risk-taking incentives and taking actions the Compensation Committee deems necessary to limit compensation-related risks identified during such risk assessment.

Messrs. Lehmann and Madden and Mss. Munro and Roberts Shank currently serve on the Compensation Committee; Ms. Munro serves as Chair.  The Compensation Committee met five times in 2015.   See Executive Compensation – Compensation Discussion and Analysis for a discussion of, including the role the Compensation Committee and our executive officers have in implementing, our processes and procedures for recommending and setting executive and director compensation.

Compensation Committee Member Independence.  Each member of our Compensation Committee satisfies the independence and compensation committee membership criteria set forth in NYSE Rules 303A.02(a)(ii) and 303A.05.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director's source of compensation and affiliations.  Specifically, each member of the Compensation Committee:

•	Is independent under NYSE Rule 303A.02;

•	Meets the criteria for independence set forth in Rule 10C-1(b)(1) of the Exchange Act;

•	Did not directly or indirectly accept any consulting, advisory or other compensatory fee from the Company;

•	Is not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary; and

•	Does not have any other relationship with the Company that is material to the director's ability to be independent from management in connection with the duties of a Compensation Committee member.

Independent Compensation Consultant.  From October 2013 through June 2015, the Compensation Committee engaged Farient Advisors ("Farient") as its independent compensation consultant to provide advice and services such as the following: (i) analysis and recommendations that inform the Compensation Committee's decisions with respect to compensation; (ii) market pay data and competitive-position benchmarking; (iii) analysis and input on performance measures and goals; (iv) analysis and input on compensation program structure; (v) an assessment of the risks under our compensation programs;  and (vi) updates on market trends and the regulatory environment as it relates to executive compensation, including the corporate governance aspects.  Beginning June 2015, the Compensation Committee terminated its relationship with Farient and retained Echelon Compensation Partners ("Echelon") to provide similar services.  The decision to retain Echelon was due to their primary focus on small and mid-cap companies and the familiarity of their consultants (who were the same consultants who supported the Company with Farient) with the Company, the Company's compensation program, and the compensation practices of the Company's peer group. Pursuant to SEC rules and NYSE listing standards, the Compensation Committee assessed the independence of Echelon (and previously Farient), and concluded that no conflict of interest exists that would prevent Echelon (or previously Farient) from independently advising the Compensation Committee.  In connection with this assessment, the Compensation Committee considered, among others, the following factors: (i) the provision of other services to us by the firm that employs the compensation advisor; (ii) the amount of fees received from us by the firm that employs the compensation advisor as a percentage of the total revenue of the firm; (iii) the policies and procedures of the firm that employs the compensation advisor that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation advisor with any member of the Compensation Committee; (v) any stock in our company owned by the compensation advisor or the advisor's immediate family members; and (vi) any business or personal relationship of the compensation advisor or the firm employing the advisor with any of our executive officers. In addition, Echelon (and previously Farient) provided the Compensation Committee with a report containing several factors specified in SEC rules and NYSE listing standards regarding potential conflicts of interest arising from their work.  Echelon (nor previously Farient) does not perform other services for the Company, and will not do so without the prior consent of the Compensation Committee. Echelon's (and previously Farient's) role in establishing the compensation of our Named Executive Officers, to the extent material, is addressed under Executive Compensation – Compensation Discussion and Analysis.

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a charter detailing its purpose, powers, and duties.  The Compensation Committee periodically assesses the adequacy of its charter and recommends changes to the charter to our Board as appropriate.  A copy of the Compensation Committee's current charter is available free of charge on the Shareholders section of our website at http://www.knighttrans.com.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement.  The Report of the Compensation Committee for 2015 follows.

The Report of the Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Compensation Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Knight Transportation, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Shareholders to be held on May 12, 2016.

Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and that the information contained in this report be incorporated by reference into the Knight Transportation, Inc. Annual Report on Form 10-K for the year ended December 31, 2015.

Kathryn L. Munro, Chairperson Richard J. Lehmann, Member G.D. Madden, Member Roberta "Sissie" Roberts Shank, Member

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee have been, or are, one of our officers or employees.  In 2015, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled Certain Relationships and Related Transactions.

During 2015, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity and no executive officers of such other entity served as a member of our Board of Directors or Compensation Committee.

See Certain Relationships and Related Transactions for a description of certain transactions between us and our directors and executive officers, or their affiliates, and Executive Compensation – Director Compensation for a description of the compensation of the members of the Compensation Committee.

The Executive Committee

The Executive Committee is authorized to act on behalf of the Board when the Board is not in session.  The Executive Committee is currently comprised of Kevin P. Knight, Gary J. Knight, Richard J. Lehmann, and Kathryn L. Munro.  The Executive Committee did not meet during 2015.

Other Board and Corporate Governance Matters

Director Evaluation Program.  The Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our shareholders, including an assessment of the Board's compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Governance Committee is also responsible for developing and recommending to the Board for approval an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.

Director Orientation and Training.  The Governance Committee is responsible for developing and implementing an orientation program for new directors.  Under this program, we provide new, non-management directors a variety of materials to assist them in familiarizing themselves with our business, management structure, and operations and key legal, financial, risk management, and operational issues, as well as the policies, procedures, and responsibilities of the Board and its committees.  New, non-management directors also meet with members of our senior management and other non-management directors as part of their orientation.  We periodically provide materials to directors on various subjects to assist them in understanding our business and operations and in effectively discharging their duties.

Authority to Engage Advisors.  Each of the Audit Committee, the Governance Committee, and the Compensation Committee is conferred by its respective charter and applicable SEC rules and NYSE listing standards with explicit authority to engage, retain, and oversee its own independent advisors, consultants, and legal counsel.

Management Succession Planning.  The Board has discussed a management succession plan and identified emergency and potential long-term successors to our CEO, President, CFO, and certain other key members of senior management.  The Governance Committee, following consultation with our CEO and the Compensation Committee, is responsible for giving an annual report to the Board with regard to management succession planning. After reviewing this report and consulting with the members of the Governance Committee and the CEO, the Board makes any changes or updates to the management succession plan that the Board determines are appropriate.

Our Executive Officers; Named Executive Officers

The following table sets forth, as of February 29, 2016, certain information regarding our executive officers.  Biographies for our executive officers are also provided below, except for (i) Kevin P. Knight, whose biography is given under Proposal 1 - Class III Director Nominees, (ii) David A. Jackson, whose biography is given under Proposal 1 - Class III Director Nominees; and (iii) Gary J. Knight, whose biography is given under Continuing Directors.

Our CEO, CFO, and our three other most highly compensated executive officers are collectively our "Named Executive Officers." Each of our five Named Executive Officers for the year ended December 31, 2015, is identified in the following table with an asterisk.

Name	Age	Position
David A. Jackson*	40	President and CEO
Kevin P. Knight*	59	Executive Chairman of the Board
Gary J. Knight	63	Vice Chairman of the Board
Adam W. Miller*	35	CFO, Secretary, and Treasurer
Kevin Quast*	50	Executive Vice President and Chief Operations Officer
James E. Updike, Jr.*	43	Executive Vice President of Sales and Marketing

Adam W. Miller joined us in 2002.  He was appointed as our CFO in May 2012 and has also served as our Secretary and Treasurer since February 2011.  Prior to becoming CFO of the Company, Mr. Miller served as the Senior Vice President of Accounting and Finance from February 2011 to May 2012 and as Controller of Knight Refrigerated, LLC, a subsidiary of the Company, from 2006 to February 2011.  Prior to his appointment as Controller of Knight Refrigerated, LLC, Mr. Miller served in several other accounting and finance positions at Knight since 2002.

Kevin Quast joined us in 1996.  He has served as Executive Vice President and Chief Operations Officer since February 2011.  Prior to his appointment as Executive Vice President and Chief Operations Officer, Mr. Quast served as the Business Unit Leader for the Southeast since May 2010.  Prior to his appointment as Business Unit Leader for the Southeast, Mr. Quast served in several senior sales and operations positions in the Southeast region since 2001 and in other operating departments since 1996.

James E. Updike, Jr. joined us in 1996.  He has served as Executive Vice President of Sales and Marketing since February 2011.  Prior to his appointment as Executive Vice President of Sales and Marketing, Mr. Updike served as Vice President of Sales at Knight Refrigerated, LLC since 2006 and as General Manager since 2008.  Prior to joining Knight Refrigerated, LLC, Mr. Updike served in several sales management and operations positions at Knight since 1996.

In 2015, none of our executive officers had any business or personal relationship with any compensation consultant, legal counsel, or other advisor (including any such advisor's employer) that was selected by or provided advice to the Compensation Committee.  There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.  Each of the executive officers has also consented to being identified as such in this Proxy Statement and has indicated his intention to serve in his respective office, if elected by the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own (directly or indirectly) more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our Common Stock and other equity securities.  Our officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of such reports (including any amendments thereto) furnished to us, or written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% beneficial owners were complied with during the year ended December 31, 2015.  Copies of Section 16(a) forms that our directors and officers file with the SEC are accessible through the Shareholders section of our website at http://www.knighttrans.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement discusses the executive compensation of our Named Executive Officers and explains to our shareholders how our executive compensation programs, policies and decisions are formulated and applied with respect to the Named Executive Officers.  In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each respective Named Executive Officer.  This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement.

Overview and Philosophy of Compensation

Our Compensation Committee, which is comprised only of directors who satisfy applicable SEC, NYSE, and Internal Revenue Code of 1986, as amended (the "Code") independence and outside director requirements, oversees and administers our executive compensation policies and practices.  The Compensation Committee has the responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation.  The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances.  In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives' interests with the interests of our shareholders.  The Compensation Committee also reviews and approves all forms of incentive compensation, including cash bonuses, stock option grants, stock grants, restricted stock unit ("RSU") grants, including performance-based restricted stock unit ("PRSU") grants, and other forms of incentive compensation granted to our executive officers.  As discussed above in Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Compensation Committee – Independent Compensation Consultant, the Compensation Committee takes into account the advice and recommendations of Echelon beginning as of July 2015 (and of Farient from October 2013 through June 2015).  Echelon (and previously Farient) provides analysis and recommendations with respect to market pay data and competitive-position benchmarking, performance measures and goals, program structure, and the regulatory environment as it relates to executive compensation.  Echelon also discusses compensation goals and priorities with our CEO, Executive Chairman, and CFO as part of providing advice and recommendations for the Compensation Committee.

We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success.  Our primary executive compensation goals include attracting, motivating, and retaining qualified executive officers who create long-term value for our shareholders.  We seek to accomplish these goals by rewarding past performance, incenting future performance, and aligning our executive officers' long-term interests with those of our shareholders.  Our compensation program is designed to reward our executive officers for contributions to our financial success, creation of shareholder value, individual performance, and years of experience.  In this Proxy Statement, the terms "shareholder value" and "shareholder return" generally refer to the percentage increase in the value of our Company shares, together with dividends.

Our compensation philosophy is to provide overall compensation levels that (i) are competitive with our peer group and primary competitors for talent, (ii) attract and retain talented executives and motivate those executives to achieve superior results, (iii) align our executives' interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders, and (iv) enhance our executives' incentives to increase our stock price and maximize shareholder value over time.  In addition, we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs.  Our primary strategy for building senior management depth has been to develop personnel from within our Company to ensure that our executive team, as a whole, remains dedicated to our customs, practices, and culture.  We recognize, however, that we may gain talent and new perspectives from external sources.  Accordingly, in many instances, we build our compensation elements around long-term retention and development, together with annual rewards based on specific performance areas.

Elements of Compensation

Our compensation program for executive officers has two major elements, fixed compensation and incentive compensation.  The total compensation for executive officers, including the Named Executive Officers, consists of some or all of the following five components: (i) base salary; (ii) performance-based and/or discretionary annual cash bonus; (iii) long-term equity incentives in the form of stock-based awards or grants; (iv) other compensation, including specified perquisites; and (v) employee benefits, which are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding an executive's total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities, taking into consideration specific job requirements,  economic and industry conditions, compensation paid by peers, and our historical and expected performance.  The Compensation Committee also bases its decisions regarding compensation upon its assessment of factors such as the executive's leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial results, the creation of shareholder value, and current and past compensation.  In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  Consistent with our need to control costs and our desire to recognize our executives' performance where such recognition is warranted, the Compensation Committee historically has attempted to keep base salaries relatively low and weight overall compensation toward cash and equity-based incentive compensation.  The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value and the overall impact on corporate risk.  The Compensation Committee also considers the tax consequences associated with each element of compensation, including whether the deductibility of compensation is expected to be limited under Section 162(m) of the Code.  In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee's general understanding of compensation levels at public companies, the advice of its independent compensation consultant (currently Echelon and formerly Farient), and the historical compensation levels of the executive officers. We generally do not rely on rigid formulas (other than performance measures under the objective portion of our annual cash bonus program) or short-term changes in business performance when setting compensation.

The following summarizes the compensation elements we used to motivate and retain our Named Executive Officers for the fiscal year ended December 31, 2015.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but not at a level that allows the executives to achieve the overall compensation they desire.  Base pay is a critical element of our compensation program, because it provides our executive officers with stability.  Compensation stability allows our executives to focus their attention and efforts on our business objectives, which includes creating shareholder value.  In determining base salaries, we consider the executive's current salary and the executive's qualifications and experience, including, but not limited to, the executive's length of service with us, the executive's industry knowledge, and the executive's leadership, integrity, scope of responsibilities, dedication to us and our shareholders, past performance, and future potential of providing value to our shareholders.  The base salaries of our executive officers will differ based upon these factors.  Market adjustments to executive officer base salaries may also be made when a significant change occurs to an executive officer's position or responsibilities or if comparative market salary practices differ significantly.  We set our base salaries at a level that encourages our executive officers to achieve their incentive compensation in order to earn the total compensation they desire.  We believe this mix of compensation helps us incent our executives to maximize shareholder value in the long run.  We consider adjustments to base salaries annually to reflect the foregoing factors but do not apply a specific weighting to such factors.  The 2015 base salaries of our Named Executive Officers are disclosed in the Summary Compensation Table.

Incentive Compensation

In May 2015, the shareholders of the Company approved the Knight Transportation, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the "Omnibus Plan") at the Company's 2015 annual meeting of shareholders.   Our Omnibus Plan is a broad-based cash and equity incentive plan that we use to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executive officers' and our shareholders' interests by creating a strong, direct link between executive compensation and shareholder return.  The Omnibus Plan allows the Compensation Committee to link compensation to performance by using equity-based awards (which often value long-term prospects), requiring holding periods for equity grants, and granting awards that have multi-year vesting schedules.  Awards with multi-year vesting schedules (such as restricted stock grants, RSUs, and PRSUs) provide balance to the other elements of our compensation program that otherwise link compensation to annual performance.  Awards with multi-year vesting schedules create incentive for executive officers to increase shareholder value over an extended period of time because the value received from such awards is based on the growth of the stock price over an extended period.  Such awards also incentivize executive officers to remain with us over an extended period of time, which helps us to retain experienced executive talent.  We believe our Omnibus Plan is an effective means of aligning the interests of our executive officers with those of our shareholders.  The Omnibus Plan superseded the Company's 2005 Executive Cash Bonus Plan (the "Performance Cash Bonus Plan") and 2012 Equity Compensation Plan (the "2012 Equity Compensation Plan" and, together with the Performance Cash Bonus Plan, the "Predecessor Plans").  Awards granted under the Predecessor Plans continue to be governed by the terms of the Predecessor Plans.

Performance-Based and Discretionary Annual Cash Bonuses

We use our annual cash bonus programs to reward performance for a given year or other short-term period.  Under cash bonus programs implemented under the Omnibus Plan, we generally link incentive pay to the achievement of financial, operating, or other objective targets that we expect to lead to higher earnings and increases in shareholder value.  Payments under our cash bonus programs are typically structured to preserve our federal tax deduction under Section 162(m) of the Code for incentive compensation payments.  We also award discretionary cash bonuses from time-to-time to recognize individual achievement and leadership by our executives.

For performance-based cash bonuses paid under the Omnibus Plan the Compensation Committee establishes one or more objective performance targets based on factors listed in the Omnibus Plan.  Corporate performance targets typically have related to profitability, revenue and earnings growth, and returns generated on our assets or equity.  Additionally, individual performance targets may be based on the successful implementation of corporate policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility, such as leadership development.  The Compensation Committee sets the specific performance targets for each executive officer after engaging in active dialog with its independent compensation consultant (currently Echelon and formally Farient) concerning our strategic objectives and performance and reviewing the appropriateness of the financial measures used in the Omnibus Plan.

Concurrently with establishing the performance targets, the Compensation Committee also establishes a maximum cash bonus award opportunity for each executive officer under the Omnibus Plan, typically expressed as a percentage of base salary.  For 2015, the maximum bonus target was 100% of base salary for our CEO and our Executive Chairman and ranged from 40% to 75% of base salary for our other Named Executive Officers.  These targets were established by the Compensation Committee in February 2015, prior to the adoption of the Omnibus Plan.  Accordingly, these bonuses are governed by the Performance Cash Bonus Plan.

Our Omnibus Plan contains an annual cash award limitation of $4.0 million for any participant (previously the limit was $2.0 million under the Performance Cash Bonus Plan). In determining an executive officer's maximum cash bonus opportunity, the Compensation Committee considers (i) the value that achieving specific performance targets will add to our shareholders, (ii) the degree of difficulty in achieving specific performance targets, (iii) each of the other elements comprising the executive's total compensation, and (iv) other factors the Committee deems relevant, such as the bonus practices of our major competitors.  When calculating the cash bonus earned by an executive officer under the Omnibus Plan or Performance Cash Bonus Plan, the Compensation Committee may, in its sole discretion, exercise negative discretion to eliminate or reduce the size of a bonus if the Compensation Committee determines such action is appropriate, but may not increase a bonus above the executive's maximum cash bonus actually earned based on achievement of the objective performance criteria.  Further, the Compensation Committee is required to certify, prior to payment of a bonus under the Omnibus Plan or Performance Cash Bonus Plan, that the executive officer achieved the respective performance targets underlying the cash bonus.

The Compensation Committee also awards discretionary cash bonuses for achievements in leadership, innovation, initiative, and other non-objective performance indicia outside the Performance Cash Bonus Plan and Omnibus Plan.  These awards are made on a discretionary basis, may not be part of the cash bonus opportunity in any given year, and are unrelated to the attainment of the Performance Cash Bonus Plan's and the Omnibus Plan's objective performance criteria.  A discretionary bonus may not be used to make up for an award that was not earned under the Performance Cash Bonus Plan's or Omnibus Plan's objective performance criteria and will not be exempt from the $1.0 million deductibility limit under Section 162(m) of the Code.

The performance-based and discretionary annual cash bonuses awarded to our Named Executive Officers are disclosed in the Summary Compensation Table.

Long-Term Incentives

Our Omnibus Plan is also used to provide our executive officers with long-term incentives that align our executives' and shareholders' long-term interests by creating a strong, direct link between executive compensation and shareholder return.  Prior to the approval of the Omnibus Plan by our shareholders in May 2015, equity awards were made to our executive officers under our 2012 Equity Compensation Plan.

Under the Omnibus Plan, the Compensation Committee may grant stock options, restricted stock, RSUs (including PRSUs), or other forms of equity-based awards as forms of executive officer compensation.  The Omnibus Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards, which often value long-term performance, and to grant awards that have multiple-year vesting schedules.  Awards with multiple-year vesting schedules provide balance to the other elements of our compensation program that otherwise link compensation to annual performance.  Awards with multiple-year vesting schedules also incent executives to remain with us over an extended period of time.  Thus, we believe equity-based compensation awarded under the Omnibus Plan is an effective way of aligning the interests of our Named Executive Officers with those of our shareholders.

The Compensation Committee considers several factors when determining the type and size of the award to our Named Executive Officers, including:  (i) the value of the grant in relation to other elements of total compensation; (ii) the number and type of equity grants currently held by the executive; (iii) the number and type of awards granted to the executive in prior years; (iv) the executive's position, scope of responsibility, ability to affect our profits, ability to create shareholder value, and historic and recent performance; and (v) the recommendations of its independent compensation consultant (currently Echelon  and formerly Farient), which are informed by Echelon's discussions with our CEO, Executive Chairman, and CFO.

In March 2014, and with the advice and input of its independent compensation consultant (then Farient), the Compensation Committee adopted a policy (the "Equity Compensation Plan Policy") to establish a more systematic approach to awarding RSU grants under the 2012 Equity Compensation Plan and, subsequent to May 2015, the Omnibus Plan. The Equity Compensation Plan Policy allows the Compensation Committee to establish performance goals consistent with our long term growth and revenue objectives.  RSU grants under the Omnibus Plan are intended to provide an opportunity for the participant to earn the issuance of Company Common Stock based on Company performance over a three-year performance period.

Under the Equity Compensation Plan Policy, participants are assigned an absolute dollar value as the target award, which will determine the amount of the initial RSU grant.  In determining the size of the award, the Compensation Committee may analyze relevant market compensation data applicable to the participant's position in the Company, as well as comparable awards made to persons holding similar positions in the Company's compensation peer group.  The number of RSUs granted to a participant will be determined by dividing the target dollar value awarded to the participant by the fair market value of the Company's Common Stock as of the date of the initial grant.  The Compensation Committee may vary the amount of the target dollar value granted each year, based upon the Compensation Committee's assessment of the performance of the participant, which may include consultation with Echelon, the CEO, the Executive Chairman, or the entire Board.

RSUs granted to a participant as a tentative award will not be earned, and the actual number of RSUs finally awarded to a participant will not be finally determined, until the expiration of the relevant performance period.  A participant's award of restricted stock upon the expiration of each performance period will be determined as the product of the tentative award multiplied by the percentage indicated by the achievement of performance targets, which to date have been revenue growth and return on net assets.  The performance matrix and calculation of the performance targets may be changed by the Compensation Committee from time to time.

The final award earned by a participant will be increased by up to 25%, if the total three-year compounded annual total shareholder return exceeds the 75th percentile of the Company's peer group used for that grant.  Conversely, the final award earned by a participant will be decreased by up to 25% if the total three-year compounded annual total shareholder return is below the 40th percentile of the Company's peer group used for that grant.  See Executive Compensation – Benchmarking Compensation for a more detailed discussion of the Company's peer group.  The RSUs issued to a participant as a final award will vest on the second January 31 following the expiration of the relevant performance period, subject to certain conditions set forth in the Equity Compensation Plan Policy.

Please refer to the Summary Compensation Table and Grants of Plan-Based Awards table for further details regarding long-term incentives awarded to our Named Executive Officers.

Other Compensation

We provide our Named Executive Officers with certain other benefits, which include perquisites that we believe are reasonable, competitive, and consistent with our overall executive compensation program.  The costs of these benefits generally constitute only a small percentage of each executive's total compensation, with the exception being the air travel allowance for our Executive Chairman as described below.  In setting the amount of these benefits, the Compensation Committee considers each executive's position and scope of responsibilities and all other elements comprising the executive's compensation.  The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the "All Other Compensation" column of the Summary Compensation Table and detailed in the All Other Compensation table.

Employee Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.  We believe our benefits are competitive and standard compared to those offered by other publicly traded companies in our general industry.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

David A. Jackson has served as our CEO since January 2015.  Following discussions with Mr. Jackson generally regarding his position, responsibilities, and performance, the Compensation Committee determined that the following items were most important to motivating continued performance from Mr. Jackson as the CEO for 2015:  (i) a base salary that is commensurate with his level of responsibility and commitment to us, but not so high that it would undermine our cost-control culture; and (ii) a significant amount of equity compensation to align Mr. Jackson's compensation with increasing shareholder value.  Mr. Jackson does not participate in the Compensation Committee's determination of his compensation, although he does participate, along with other members of management, in proposing suitable ranges of net income growth and return on net asset targets under the annual cash bonus program, in which he participates.

In February 2015, the Compensation Committee also approved a performance-based cash bonus opportunity under which Mr. Jackson was eligible to receive up to 100% of his 2015 base salary under the Performance Cash Bonus Plan (any compensation awarded under such plan, "Bonus Plan Compensation").  The percentage of salary assigned to Mr. Jackson's potential bonus was based on the Compensation Committee's evaluation of (i) the magnitude of Mr. Jackson's ability to affect corporate performance based on his responsibilities, (ii) the composition of Mr. Jackson's total compensation package, (iii) our long-term profitability and earnings goals, and (iv) the advice of our independent compensation consultant that the percentage of salary target was reasonable.  For these reasons, Mr. Jackson's potential bonus as a percentage of his salary was greater than the other Named Executive Officers', with the exception of the Executive Chairman.

In connection with the maximum performance-based cash bonus opportunity described above, the Compensation Committee set performance targets related to annual net income growth and return on net assets (the "2015 Performance Targets").  Echelon (and formerly Farient) has advised the Compensation Committee that the combination of these types of targets should correlate strongly with increased shareholder value, leaving aside external influences such as stock market price movements generally.  The 2015 Performance Target range was from 30% target bonus achievement at 2.0-4.0% net income growth combined with 9.0-9.5% return on net assets to 100% bonus target achievement at 13.0% or greater net income growth combined with 11.0% or greater return on net assets.  Given the economic and freight environments at the date the targets were adopted, the Compensation Committee viewed the 2015 Performance Targets as reflecting a range of performance that was achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.  The 2015 Performance Targets were generally based upon Company performance goals and therefore were applicable to all of our Named Executive Officers (as discussed below relating to our other Named Executive Officers' compensation).  The 2015 Performance Targets were thoroughly reviewed and approved by the Compensation Committee after consultation with Kevin P. Knight, David A. Jackson, and Adam W. Miller, and with input from our independent compensation consultant.  The Compensation Committee approved the 2015 Performance Targets upon determining that such targets align management compensation with the Company's performance goals.  The 2015 Performance Targets did not reflect any opinion or projection of management concerning earnings expectations for the year. As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the 2015 Performance Targets.

The Compensation Committee met in February 2016 to discuss and review the 2015 Performance Targets for Mr. Jackson.  The Compensation Committee reviewed the terms of the awards and the financial calculations and certified that both targets had been met in full.  Accordingly, the Compensation Committee awarded Mr. Jackson $450,000, the full amount, as Bonus Plan Compensation.

In May 2015, the Compensation Committee approved grants of PRSUs under the Omnibus Plan, for the performance period commencing April 1, 2015, and ending December 31, 2017.  Based on the closing price of the Company's Common Stock on the date of grant of $29.88 per share, the tentative number of shares to be issued to Mr. Jackson was 16,734 shares.  The PRSUs granted to Mr. Jackson and the other Named Executive Officers as a tentative award will not be earned, and the actual number of shares actually issued will not be finally determined until the expiration of the 2015 performance period on December 31, 2017.  Any restricted shares earned will vest, subject to certain conditions set forth in the Equity Compensation Plan Policy, on January 31, 2019.  The performance targets for the 2015 grants included vesting of between 10% and 150% of the tentative share award based on a combination of compounded annual revenue growth during the performance period of between 5% and greater than 12%, together with average return on net assets for the performance period of between 8% and greater than 10.5%.  Revenue excludes fuel surcharge and all calculations exclude acquisitions during the year of acquisition, as determined by the Compensation Committee.  The total shareholder return adjustment discussed above under Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Incentive Compensation – Long-Term Incentives also applies.

During 2015, Mr. Jackson received a cash vehicle allowance of $12,000.  The vehicle allowance is included in the "All Other Compensation" column of the Summary Compensation Table and in the All Other Compensation table.

In 2015, in addition to providing medical, dental, and group life insurance to Mr. Jackson, we also contributed $1,150 to Mr. Jackson's account under our 401(k) Plan.  This represents our maximum matching discretionary contribution per participant.  We report the 401(k) contribution in the "All Other Compensation" column in the Summary Compensation Table and in the All Other Compensation table.

Compensation Paid to Our Other Named Executive Officers

For all Named Executive Officers, other than our CEO and Executive Chairman, the forms and amounts of 2015 compensation were recommended by our independent compensation consultant (then Farient), as informed by discussions with the CEO and Executive Chairman.  Our consultant's recommendations, with respect to compensation of our Executive Vice President of Sales and Marketing and our Chief Operations Officer, were also informed by discussions with our CFO.  In addition to recommendations from our independent compensation consultant  and our Executive Chairman, CEO, and CFO, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, and the Compensation Committee's general understanding of compensation levels at public companies to determine that the compensation levels and forms were appropriate for 2015.  The forms of compensation were substantially consistent with past years, with each compensation package consisting primarily of salary, cash bonus based on the achievement of certain financial and operating goals, and equity awards, namely PRSUs.

For each of the Named Executive Officers, the Compensation Committee considered, among other things, our financial and operating results for 2014 and expected results for 2015, the duties and responsibilities of each executive, the compensation of comparable executives at our peer companies, and the tenure of each executive with us.  In January 2015, we increased the annualized salaries of Dave A. Jackson and Adam W. Miller to $450,000 and $250,000, respectively.  In May 2015, we increased the annualized salaries of each of James E. Updike and Kevin Quast to $250,000 from $235,000.  These salary increases were made in recognition of the increasingly important roles of those individuals as the Company has grown and developed.

In February 2015, the Compensation Committee approved maximum cash bonus opportunities under our Performance Cash Bonus Plan for 2015 under which (i) Kevin P. Knight was eligible to receive a cash bonus of up to 100% of his base salary; (ii) Adam W. Miller was eligible to receive a cash bonus of up to 75% of his base salary, and (iii) each of James E. Updike and Kevin Quast was eligible to receive a cash bonus of up to 60% of his base salary.  The percentage of salary assigned to each Named Executive Officer was based on the CEO's recommendation and the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the Named Executive Officer's responsibilities at the time, (ii) the composition of the respective Named Executive Officer's total compensation package, (iii) our long-term profitability and earnings goals, and (iv) the advice of our independent compensation consultant (then Farient)  that the percentage of salary target was reasonable and competitive.

The 2015 Performance Targets were the same as those adopted for our CEO and were adopted on the same basis and for the same reasons.  The targets were met and certified as discussed above in the CEO compensation discussion.   Accordingly, the Compensation Committee awarded (i) $590,000 to Kevin P. Knight; (ii) $187,500 to Adam W. Miller; and (iii) $150,000 to each of James E. Updike and Kevin Quast, as Bonus Plan Compensation for amounts earned under the 2015 Performance Targets.  In addition, the Compensation Committee awarded Mr. Miller a discretionary bonus of $50,000 in recognition of the successful integration of Barr-Nunn.

In May 2015, the Compensation Committee approved grants of PRSUs under the Omnibus Plan, for the performance period commencing April 1, 2015 and ending on December 31, 2017. Based on the closing price of the Company's Common Stock on the date of grant of $29.88 per share, the tentative number of shares to be issued for each grant is as follows: 50,201 shares for Kevin P. Knight, 4,183 shares for Adam Miller, 4,183 shares for James E. Updike, and 4,183 shares for Kevin Quast.  The number of shares ultimately issued will vary based on the Company's performance during the performance period.  Performance targets are based on revenue growth, return on net assets and total shareholder return compared with the total shareholder return of our peer group of truckload carriers and logistics companies used for that grant.  The awards vest and shares are deliverable to each participant on the second January 31 following the expiration of the performance period.  The performance targets for these grants are the same as the performance targets for the grants made to David A. Jackson.  See Compensation Paid to our Chief Executive Officer for more information.

In February 2015, the Compensation Committee approved a $125,000 discretionary cash bonus payable to Kevin P. Knight.  This bonus was awarded in recognition of Mr. Knight's leadership and initiative in succession planning, transition of reporting responsibilities, and mentoring David A. Jackson for assuming the position of CEO.

In March 2015, the Compensation Committee adopted a special 2015 bonus program for Kevin P. Knight to encourage his continued mentoring and development of David A. Jackson in the role of CEO and his efforts toward continuity of other management personnel and strategic initiatives.  The bonus opportunity was up to $1.375 million and was awarded as performance-based compensation under the Executive Cash Bonus Plan.  The bonus was payable only if two financial criteria were met by the Company during 2015.  The first criterion was achieving the minimum net income growth and return on net assets targets under the 2015 Performance Cash Bonus Plan (2% net income growth and 9.0% return on adjusted net assets, respectively).  The second criterion was achievement of minimum operating income by the Barr-Nunn business consistent with the acquisition plan.  If both financial criteria were satisfied, Mr. Knight would be eligible for up to the full bonus amount.  The Compensation Committee considered the satisfaction of these criteria as uncertain, with the satisfaction of both criteria representing a significant achievement.  The Compensation Committee also reserved the right to evaluate seven leadership development criteria and be entitled to exercise negative discretion to lower the award (but not increase it) depending on the Committee's assessment of Mr. Knight's performance against those criteria.  In February 2016, the Compensation Committee reviewed the financial criteria, determined that each of those criteria had been met, reviewed the leadership development criteria, and determined that six of the seven criteria had been met.  After conferring with Mr. Knight, the Compensation Committee approved the bonus amount paid of $1.125 million.

During 2015, we also paid a pre-determined amount for the business-related air travel of Kevin P. Knight.  Mr. Knight used the allowance at his discretion for all of his business-related air travel, whether commercial or charter.  With 30 locations across the United States and numerous investor, supplier, industry, and other destinations, Mr. Knight was, and continues to be, required to travel by air frequently to carry out his responsibilities.  Some of this travel involved a personal component, although we believe the personal component is immaterial compared to the business-related travel.  The Compensation Committee believes that the air travel allowance was reasonable because it enhances Mr. Knight's ability to carry out his responsibilities.  The Compensation Committee also desired to avoid the complications of allocating business versus personal travel expenses on trips with more than one function and therefore provided Mr. Knight with the pre-determined allowance amount to use at his discretion for travel expenses, with any excess being payable personally by him.  Mr. Knight's air travel allowance is $100,000 annually. The amount of Mr. Knight's air travel allowance is paid at the same time as salary payments, is used at his discretion, and is not grossed-up for tax purposes.

Each of our other Named Executive Officers receives a vehicle allowance or is provided a company vehicle. In 2015, in addition to providing medical, dental, and group life insurance to our Named Executive Officers, we contributed $1,150 to each Named Executive Officer's account under our 401(k) Plan.  This represents our maximum matching discretionary contribution per participant.  We report the vehicle allowance or vehicle compensation amount and the 401(k) contribution in the "All Other Compensation" column in the Summary Compensation Table.

Compensation Decisions with Respect to 2016

At its February 4, 2016, meeting, the Compensation Committee deferred action on salary levels for the CEO and other Named Executive Officers until later in the year and approved annual cash bonus levels and targets under our Omnibus Plan for 2016.  The maximum cash bonus opportunities are: (i) each of Kevin P. Knight and David A. Jackson is eligible to receive a cash bonus of up to 100% of his base salary; (ii) Adam W. Miller is eligible to receive a cash bonus of up to 75% of his base salary, and (iii) each of James E. Updike and Kevin Quast is eligible to receive a cash bonus of up to 60% of his base salary.  As in 2015, the percentage of salary assigned to each Named Executive Officer is based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to affect corporate performance based on the Named Executive Officer's responsibilities at the time, (ii) the composition of the respective Named Executive Officer's total compensation package, (iii) our long-term profitability and earnings goals, and (iv) the recommendations of our independent compensation consultant, Echelon.

The performance targets for 2016 relate to return on net assets and the growth in net income compared with net income in 2015 (the "2016 Performance Targets").  The 2016 Performance Target range is from 10% target bonus achievement at -13% to -15% net income growth combined with 8.5% to 9.0% return on net assets to 100% bonus target achievement at greater than 1.0% net income growth combined with greater than 10% return on net assets.  Given the challenging economic and freight environments at the date the targets were adopted, the Compensation Committee viewed the 2016 Performance Targets as reflecting a range of performance that is achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.  The 2016 Performance Targets were thoroughly reviewed and approved by the Compensation Committee after consultation with Kevin P. Knight, David A. Jackson, and Adam W. Miller and with input from Echelon.  The 2016 Performance Targets do not reflect any opinion or projection of management concerning net income or return on net assets expectations for the year. As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the 2016 Performance Targets.

On February 29, 2016, the Compensation Committee approved grants of PRSUs under the Omnibus Plan, with a performance period commencing January 1, 2016, and ending December 31, 2018.  Based on the closing price of the Company's Common Stock on the date of grant of $24.23 per share, the tentative number of shares to be issued for each grant is as follows: 33,016 shares for David A. Jackson, 20,635 shares for Kevin P. Knight, 8,254 shares for Adam W. Miller, and 6,190 shares for each of Jim Updike and Kevin Quast. The performance targets for the 2016 grants included vesting of between 10% and 150% of the tentative share award based on a combination of compounded annual revenue growth during the performance period of between 5% and greater than 12%, together with average return on net assets for the performance period of between 8% and greater than 10.5%.  Revenue excludes fuel surcharge and all calculations exclude acquisitions during the year of acquisition, as determined by the Compensation Committee. The actual number of restricted shares earned pursuant to this grant will be determined following the conclusion of the performance period ending December 31, 2018, and any restricted shares earned will vest, subject to the level of performance against revenue and return on net asset targets and total shareholder return compared with our peer group selected for the period.  The total shareholder return adjustment discussed above under Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Incentive Compensation – Long-Term Incentives also applies.

Benchmarking Compensation

The Compensation Committee uses a peer group of companies to assess whether our compensation programs are competitive in structure and amount. Our executive compensation is not determined by any formula or ranking within the peer group.  However, our total shareholder return compared to the peer group total shareholder return does impact the payout percentage under our RSUs.

The Compensation Committee, with the advice of our independent compensation consultant, considers several criteria to determine our peer group from time to time.  These criteria generally point to companies that (i) are in the same or similar lines of business, (ii) compete for the same customers with similar products and services, (iii) have comparable financial characteristics that investors view similarly, (iv) consider us a peer, (v) Institutional Shareholder Services Inc. considers our peers, and (vi) are within a reasonable range in terms of percentile rank of the Company for key financial metrics such as revenue, EBITDA, total assets, return on assets, return on equity, return on capital, and market capitalization.  For 2015, the peer group was comprised of the following trucking and logistics companies: Celadon Group, Inc.; Covenant Transportation Group, Inc.; Heartland Express, Inc.; Landstar System, Inc.; Marten Transport, Ltd.; P.A.M. Transportation Services, Inc.; Swift Transportation Company; and Werner Enterprises, Inc.  The composition of our peer group may change over time based on market events such as mergers or other business combinations.  Our independent compensation consultant and the Compensation Committee periodically review our peer group to confirm that it continues to be an appropriate benchmark for our compensation program.  For 2016, the Compensation Committee with the advice of Echelon identified our peer group to include Celadon Group, Inc.; Covenant Transportation Group, Inc.; Echo Global Logistics, Inc.; Heartland Express, Inc.; Landstar System, Inc.; Marten Transport, Ltd.; P.A.M. Transportation Services, Inc.; Saia, Inc.; Swift Transportation Company; and Werner Enterprises, Inc.

Compensation and Corporate Governance Policies

In furtherance of its risk management responsibilities, the Compensation Committee uses a variety of compensation and corporate governance-related policies to mitigate risks associated with our compensation package.  These policies include:

•	Maintaining overall pay levels within conservative competitive norms.

•	Minimum stock retention requirements for directors and executive officers. Any shares subject to hedging or pledging arrangements do not count toward the requirement.

•
Anti-hedging and anti-pledging restrictions, which prohibit new hedges and pledges by all directors and executive officers.  Existing transactions by Kevin P. Knight and Gary J. Knight are grandfathered, subject to their obligation to cut by 50% their hedged and pledged shares by October 2020 (to an aggregate of approximately 2.5 million shares).  This compares to 3.6 million shares pledged by Kevin P. and Gary J. Knight at the beginning of 2015.

•	Clawback procedures applicable to equity and cash incentive compensation, which reinforce our emphasis on alignment of interests and proper and transparent financial results.

•	Awarding long-term incentive compensation that focus participants on actions required to generate long-term growth and sustain returns on assets that correlate directly with stock price performance.

•
Awarding annual performance-based cash bonus compensation under our Omnibus Plan and Performance Cash Bonus Plan equal to 30% to 100% of base salary amounts and based on both net income and return on net assets so as not to encourage short-term risk taking.  Potential discretionary bonuses also encourage appropriate behavior.

•	Using staggered or long-term vesting schedules for equity awards to further align executive compensation with increasing shareholder value.

•	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.

The Compensation Committee believes these policies reduce or limit the compensation-related risks faced by the Company.

Minimum Stock Retention Requirements

The Knight Transportation, Inc. Stock Ownership and Retention Policy (the "Retention Policy") requires each non-employee director to own Company stock having a value of the lesser of (i) three times the director's annual fee compensation and (ii) $100,000.  Each non-employee director must own such amount by the later of five years from (x) the date of adoption of the Retention Policy and (y) the director's appointment or election to the Board.  Our key officers, as designated under the Retention Policy, also must meet certain stock ownership requirements.  Currently, key officers under the Retention Policy are (i) our CEO and our Executive Chairman, who must own Company stock having a value of five times their respective base salaries; (ii) our CFO and Vice Chairman, who must own Company stock having a value of three times their respective base salaries; and (iii) our Chief Operations Officer and Executive Vice President of Sales and Marketing, who must own Company stock having a value of two times their respective base salaries.  The Compensation Committee of the Board of Directors can designate other key officers who will be subject to the Retention Policy.  Key officers must achieve such ownership by the later of eight years from (x) the adoption of the Retention Policy and (y) the appointment of the applicable officer.  The Compensation Committee will establish retention amounts for other officers at such time as they are designated as key officers under the Retention Policy.  Pledged and hedged shares are excluded from the calculation of the retention amounts.

Stock Pledging and Hedging Policy

Under the First Amended and Restated Stock Pledging and Hedging Policy, adopted on October 1, 2014, our directors and executive officers are prohibited from engaging in any future pledging or hedging transactions.  The only exceptions are for the grandfathered shares of Kevin P. Knight and Gary J. Knight that are subject to existing transactions (a total of approximately 3.4 million shares at February 29, 2016, or less than 5% of our outstanding shares) renewals or extensions of those transactions that do not involve any increase in the number of shares, and limited hardship exemptions judged by the Governance Committee not to present significant risk to shareholders, but only for certain executive officers, and only if the hardship was caused by circumstances outside the control of the covered person.  Non-employee directors, Gary J. and Kevin P. Knight, and the CEO are not eligible for a hardship exemption.  In addition, each of Kevin P. Knight and Gary J. Knight must reduce his number of shares subject to grandfathered transactions at the adoption of the policy by 50% by October 1, 2020.

Clawback Policy

The Compensation Committee adopted a policy (the "Clawback Policy") covering cash or equity incentive compensation paid to any executive after January 1, 2014.  The policy allows the recapture of cash or equity compensation if the Compensation Committee determines that any of the following has occurred: (a) a cash or equity incentive compensation award was predicated upon the achievement of financial results that were subsequently the subject of a restatement of the Company's audited financial statements triggered by a material accounting error in previously issued financial statements (a "significant restatement") of financial results or a lower cash or equity incentive compensation award would have been made to the executive based on the significant restatement, (b) the executive engaged in fraud or misconduct that caused or partially caused the need for the significant restatement of financial results, or (c) an event specified in Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law, or any regulations thereunder.  If the Compensation Committee determines that one of the foregoing events has occurred, the Compensation Committee has sole discretion to require that the executive reimburse the Company in the amount by which the executive's equity or cash incentive compensation award for the relevant period exceeded the lower award that would have been made, based upon the restated financial results, plus a reasonable rate of interest, if appropriate in the discretion of the Compensation Committee.

Risk Considerations Regarding Compensation

As required by SEC rules, the Company has assessed the risks that could arise from its compensation policies for all employees, including employees who are not officers.  We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees, avoid excessive or inappropriate risks, and properly align our executive and non-executive employees' interests with those of our shareholders.  Our Compensation Committee assesses the risks that could arise from such policies and practices by reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which includes long-term equity awards and performance-based and discretionary annual cash bonuses), other compensation that includes perquisites, and employee benefits generally available to all of our employees.  In addition, an assessment of potential compensation risk, as it applies to our executive officers, is conducted each year by our independent compensation consultant.  Our Stock Pledging and Hedging Policy and stock retention guidelines further align the interest of our executive officers and directors with the long-term interests of our shareholders.  Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse impact on the Company.  In making this determination, our Compensation Committee primarily considered the existing policies noted under Executive Compensation – Compensation and Corporate Governance Policies above.

Role of Shareholder "Say-on-Pay" Vote

We provide our shareholders with an annual advisory vote to approve the compensation of our executive officers (commonly referred to as a "say-on-pay" proposal) pursuant to Section 14A of the Exchange Act.  At our 2015 Annual Meeting of Shareholders, our shareholders approved the "say-on-pay" proposal by the affirmative vote of approximately 99.8% of the shares cast on that proposal.  The Compensation Committee believes the voting results affirm shareholders' support of the Company's executive compensation program and policies and approach to executive compensation.  The Compensation Committee will continue to consider the outcome of the Company's "say-on-pay" proposals when making future compensation decisions for our Named Executive Officers.

Employment Agreements

Certain outstanding and unvested RSUs granted to recipients, including Named Executive Officers, under the Omnibus Plan may become subject to immediate vesting upon the occurrence of certain circumstances in which there is a "Change of Control," or the recipient dies or becomes disabled, notwithstanding that such restricted shares may not have otherwise been fully vested.  Similarly, certain outstanding and unvested RSUs granted under our 2012 Equity Compensation Plan are subject to immediate vesting upon the recipient's death or disability.

Generally speaking, and as qualified by the terms of the relevant plans and award notices, a "Change of Control" occurs if: any person not affiliated with the Company acquires more than 50%  of the voting securities of the Company; the current members of the Board (and any subsequent directors nominated by the Board and elected by our shareholders in an uncontested election) cease for any reason to constitute more than 50% of the members of the Company's Board in any 12 month period; or upon approval by the shareholders, the merger, consolidation or reorganization of the Company, if the shareholders of the Company immediately following such transaction, directly or indirectly, own less than 50% of the voting power of the voting securities of the corporation resulting from such transaction and no other person (other than persons who were shareholders of the Company immediately prior to the transaction) has beneficial ownership of more than 25% of the Company's outstanding voting securities.

The estimated value of RSUs that would have vested for our Named Executive Officers as of December 31, 2015, under the acceleration scenarios described above is set forth in the table below.  The value for the accelerated RSUs was calculated by multiplying the closing market price of our stock on December 31, 2015 ($24.23) by the number of shares underlying accelerated RSUs.  For additional information on the number of currently unvested RSUs that may immediately vest in the event of a change in control, please refer to the Outstanding Equity Awards at Year-End Table.

Name/Event	Value of Accelerated RSUs(1) ($)
David A. Jackson
Change of Control	807,344
Death/Disability	1,672,355
Adam W. Miller
Change of Control	352,547
Death/Disability	841,993
Kevin P. Knight
Change of Control	4,230,364
Death/Disability	4,981,494
Kevin Quast
Change of Control	352,547
Death/Disability	1,098,831
James E. Updike, Jr.
Change of Control	352,547
Death/Disability	1,021,295

(1)
All RSUs subject to accelerated vesting upon a change of control are also subject to accelerated vesting upon the recipient's death or disability.  Accordingly, the values shown for accelerated RSUs upon death or disability include RSUs that would be accelerated upon a change of control.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal year 2015 awarded to, earned by, or paid to our Named Executive Officers who were, at December 31, 2015, (i) our CEO, (ii) our CFO, and (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Restricted Stock Awards ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(2) ($)	Total ($)
David A. Jackson, President and CEO	2015	446,923	-	490,306(3)	450,000	25,603	1,412,832
	2014	315,385	-	210,977(4)	175,000	28,089	729,451
	2013	246,000	52,000	203,580(5)	13,000	11,432	526,012
Adam W. Miller, CFO, Secretary and Treasurer	2015	249,538	50,000	122,562(3)	187,500	19,080	628,680
	2014	212,251	15,000	131,867(4)	94,000	14,278	467,396
	2013	165,000	37,188	125,280(5)	6,563	14,470	348,501
Kevin P. Knight, Executive Chairman	2015	590,000	-	1,470,889(3)	1,715,000	130,760	3,906,649
	2014	590,000	125,000	1,582,257(4)	590,000	256,477	3,143,734
	2013	590,000	130,750	-	44,250	277,055	1,042,055
Kevin Quast, EVP and Chief Operations Officer(6)	2015	244,231	-	122,562(3)	150,000	20,206	536,999
	2014	225,385	-	131,867(4)	94,000	23,519	474,771
James E. Updike, Jr., EVP of Sales and Marketing(6)	2015	244,231	-	122,562(3)	150,000	22,950	539,743
	2014	227,308	-	131,867(4)	94,000	17,015	470,190

(1)
The compensation disclosed in this column represents Bonus Plan Compensation awarded under our Performance Cash Bonus Plan.  Refer to the Grants of Plan-Based Awards table and Executive Compensation – Compensation Discussion and Analysis for further information regarding the 2015 Bonus Plan Compensation for our Named Executive Officers.

(2)	Refer to the All Other Compensation table for more detailed information about compensation reported in this column.
(3)
These amounts represent the aggregate grant date fair value of PRSUs granted on May 14, 2015. The fair value is computed in accordance with FASB ASC Topic 718, which was $29.30 per share.  These amounts reflect our accounting expense to be recognized over the vesting period of the 2015 PRSUs awarded, and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.  The number of shares ultimately issued pursuant to the 2015 PRSUs varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group identified in the grant.  The $29.30 per share grant date fair value reflects the probable outcome of the shareholder return conditions pursuant to the Monte Carlo Simulation Valuation model.  The stated grant date fair value for the 2015 PRSUs further assumes that the performance conditions will be achieved at the target level.  Assuming both the performance conditions and shareholder return conditions are achieved at the highest level, and using a per share grant date fair value equal to the closing price of our stock on the grant date ($29.88), the grant date fair value of the 2015 PRSUs would be $937,515, $234,439, $2,812,515, $234,349, and $234,349 for Messrs. Jackson, Miller, Knight, Quast, and Updike, respectively.  It would not be appropriate to use the $29.30 per share grant date fair value for purposes of this assumed maximum achievement because the $29.30 per share grant date fair value already accounts for the probable outcome of the shareholder return conditions under the Monte Carlo Simulation Valuation model.  For additional information on the valuation assumptions with respect to the grants, refer to Note 8, Stock Based Compensation and Employee Benefit Plans, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2015, as filed with the SEC.

(4)
These amounts represent the aggregate grant date fair value of PRSUs granted on March 14, 2014. The fair value is computed in accordance with FASB ASC Topic 718, which was $23.85 per share.  These amounts reflect our accounting expense to be recognized over the vesting period of the 2014 PRSUs awarded, and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.  The number of shares ultimately issued pursuant to the 2014 PRSUs varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group identified in the grant.  The $23.85 per share grant date fair value reflects the probable outcome of the shareholder return conditions pursuant to the Monte Carlo Simulation Valuation model.  The stated grant date fair value for the 2014 PRSUs further assumes that the performance conditions will be achieved at the target level.  Assuming both the performance conditions and shareholder return conditions are achieved at the highest level, and using a per share grant date fair value equal to the closing price of our stock on the grant date ($22.61), the grant date fair value of the 2014 PRSUs would be $375,009, $234,398, $2,812,480, $234,398, and $234,398 for Messrs. Jackson, Miller, Kevin P. Knight, Quast, and Updike, respectively.  It would not be appropriate to use the $23.85 per share grant date fair value for purposes of this assumed maximum achievement because the $23.85 per share grant date fair value already accounts for the probable outcome of the shareholder return conditions under the Monte Carlo Simulation Valuation model.  For additional information on the valuation assumptions with respect to the grants, refer to Note 9, Stock Based Compensation and Employee Benefit Plans, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2014, as filed with the SEC.

(5)
These amounts represent the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718, which was $15.66 per share based on the market closing price of our stock on grant date of February 28, 2013. These amounts reflect our accounting expense to be recognized over the vesting period of the 2013 RSUs awarded, and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(6)	Kevin Quast and James E. Updike, Jr. were not Named Executive Officers in 2013.

All Other Compensation Table

The following table describes each component reported in the "All Other Compensation" column in the Summary Compensation Table for 2015.

Name	Year	Perquisites and Other Personal Benefits(1) ($)	Cash Dividends for Restricted Stock Units Vested in 2015 ($)	Contributions to Retirement and 401(k) Plans(2) ($)	Total ($)
David A. Jackson	2015	12,000(3)	12,453	1,150	25,603
Adam W. Miller	2015	8,532(3)	9,398	1,150	19,080
Kevin P. Knight	2015	117,160(4)	12,450	1,150	130,760
Kevin Quast	2015	8,136(3)	10,920	1,150	20,206
James E. Updike, Jr.	2015	9,720(3)	12,080	1,150	22,950

(1)
This column represents the total amount of perquisites and other personal benefits provided to the Named Executive Officer.  Each perquisite and personal benefit is valued on the basis of the aggregate incremental cost to the Company.

(2)
Each contribution on behalf of each Named Executive Officer to the 401(k) Plan constitutes our maximum matching discretionary contribution per participant made on the same terms as provided to all of our eligible employees.

(3)	For each of these Named Executive Officers, the amount represents compensation for vehicle allowance.
(4)
Of the total disclosed amount for Kevin P. Knight, $17,160 is attributable to his vehicle allowance and $100,000 is attributable to his air travel allowance.  The vehicle allowance for Mr. Knight was computed based upon the Company's out-of-pocket costs for monthly lease payment, fuel, and operating costs.  The air travel allowance was computed based on the amount paid by the Company to Mr. Knight for such perquisite. For more detailed information regarding the computation of Mr. Knight's air travel allowance, refer to Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – Compensation Paid to Our Other Named Executive Officers.

Narrative to Summary Compensation Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information regarding the incentive awards granted to our Named Executive Officers during 2015 under the Omnibus Plan and the Performance Cash Bonus Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Grant Date Fair Value of Stock and Option Awards(8) ($)
		Threshold(2) ($)	Target ($)	Maximum(3) ($)	Threshold(5) (#)	Target(6) (#)	Maximum(7) (#)
David A. Jackson	-	135,000	225,000(9)	450,000	-	-	-	-
	05-14-15	-	-	-	1,255	16,734	31,376	490,306
Adam W. Miller	-	56,250	93,750(9)	187,500	-	-	-	-
	05-14-15	-	-	-	314	4,183	7,843	122,562
Kevin P. Knight	-	177,000	295,000(9)	590,000	-	-	-	-
	-	-	1,325,000(10)	-	-	-	-	-
	05-14-15	-	-	-	3,765	50,201	94,127	1,470,889
Kevin Quast	-	45,000	75,000(9)	150,000	-	-	-	-
	05-14-15	-	-	-	314	4,183	7,843	122,562
James E. Updike, Jr.	-	45,000	75,000(9)	150,000	-	-	-	-
	05-14-15	-	-	-	314	4,183	7,843	122,562

(1)
These columns represent the potential value of 2015 Bonus Plan Compensation for each Named Executive Officer under our Performance Cash Bonus Plan, for which target amounts were approved by the Compensation Committee on February 19, 2015.  See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the 2015 Performance Targets related to Bonus Plan Compensation for each Named Executive Officer.  All of the 2015 Performance Targets required to qualify for a payout under the Performance Cash Bonus Plan were met and, accordingly, the maximum Bonus Plan Compensation awards were paid under this plan, except that Mr. Knight received $1,125,000 based on our achievement of the financial goals and Mr. Knight's achievement of six out of seven personal goals.  The Bonus Plan Compensation paid to each Named Executive Officer is shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for fiscal year 2015.

(2)	The bonus threshold set forth in this column is the minimum amount payable with respect to an award in the event that certain performance targets are met.
(3)	The bonus maximum set forth in this column is the maximum amount payable with respect to an award in the event that certain performance targets are met.
(4)
These columns represent the potential shares issuable in connection with 2015 PRSUs for each Named Executive Officer under the Omnibus Plan, for which target awards were approved by the Compensation Committee on May 14, 2015.  See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the 2015 PRSUs for each Named Executive Officer.  The threshold, target, and maximum set forth above are based upon the Named Executive Officer's 2015 target award. The PRSUs granted to the Named Executive Officers as a tentative award will not be earned, and the actual number of PRSUs finally awarded will not be finally determined, until the expiration of the 2015 performance period on December 31, 2017.

(5)
The PRSU award threshold set forth in this column is the minimum shares payable with respect to an award in the event that certain performance targets are met. The number of shares ultimately issued pursuant to the 2015 PRSUs varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group identified in the grant.

(6)
The number of shares reported in this column represents the target shares to be issued under PRSUs on the grant dates. The actual number of shares to be issued will be determined at the end of the performance measurement period and depends on the achievement of performance and shareholder return conditions. These equity awards are also disclosed in the Summary Compensation Table for fiscal year 2015 and Outstanding Equity Awards at Year-End table and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.

(7)
The PRSU award maximum set forth in this column is the maximum shares payable with respect to an award in the event that certain performance targets and shareholder return conditions are met. The number of shares ultimately issued pursuant to the 2015 PRSUs varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group identified in the grant.

(8)
The amount disclosed in this column represents the aggregate grant date fair value of 2015 PRSUs computed in accordance with FASB ASC Topic 718, which was $29.30 per share.  These amounts reflect our accounting expense to be recognized over the vesting period of the 2015 RSUs, and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.  The number of shares ultimately issued pursuant to the 2015 RSUs varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group identified in the grant.  The $29.30 per share grant date fair value reflects the probable outcome of the shareholder return conditions pursuant to the Monte Carlo Simulation Valuation model.  The stated grant date fair value for the 2015 PRSUs further assumes that the performance conditions will be achieved at the target level.  For additional information on the valuation assumptions with respect to the grants, refer to Note 8, Stock Based Compensation and Employee Benefit Plans, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2015, as filed with the SEC.

(9)
This bonus target is based upon fifty percent (50%) of the maximum bonus.  The 2015 Performance Target payout amounts shown are also disclosed in the Summary Compensation Table for fiscal year 2015 and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.

(10)
This bonus target represents the payout to Kevin P. Knight upon the achievement of certain performance criteria.  The terms of this bonus award did not provide for decreased or increased payment amounts based on incremental levels of achievement, but the Compensation Committee retained the authority to exercise negative discretion to decrease the amount of the bonus ultimately awarded if the performance criteria were achieved.  The amount awarded to Mr. Knight attributable to this award was $1,125,000.  See Executive Compensation – Compensation Discussion and Analysis for additional information.

Narrative to Grants of Plan-Based Awards

See Executive Compensation – Compensation Discussion and Analysis for a complete description of the performance targets for payment of incentive awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all outstanding equity grants made under the Omnibus Plan and the Predecessor Plans and held by our Named Executive Officers as of December 31, 2015.  All outstanding equity awards are in shares of our Common Stock.  Both the stock option and RSU awards generally are contingent upon the recipient's continued employment with us through each vesting date.  If a recipient's employment with us is terminated (other than for death or disability), each award increment for which the vesting date has not occurred will be forfeited, subject to pro ration for time employed under certain circumstances, as set forth in the Omnibus Plan or the Predecessor Plans, as applicable, and the recipient's award agreement.

Name	Option Awards(1)				Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Date(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
David A. Jackson	05/24/2006	4,102	18.44	05/23/2016
	05/24/2007	12,500	18.23	05/23/2017
					10/30/2009	27,900	676,017
					02/28/2013	7,800	188,994
					03/14/2014	16,586(4)	401,879
					05/14/2015	16,734(5)	405,465
Adam W. Miller					10/30/2009	12,400	300,452
					11/30/2011	3,000	72,690
					02/28/2013	4,800	116,304
					03/14/2014	10,367(4)	251,192
					05/14/2015	4,183(5)	101,354
Kevin P. Knight	05/24/2006	75,000	18.44	05/23/2016
	05/24/2007	45,000	18.23	05/23/2017
	05/22/2008	75,000	17.29	05/21/2018
					10/30/2009	31,000	751,130
					03/14/2014	124,391(4)	3,013,994
					05/14/2015	50,201(5)	1,216,370
Kevin Quast	05/18/2006	5,000	18.75	05/17/2016
	05/19/2006	1,000	18.77	05/18/2016
	05/25/2007	6,000	18.20	05/24/2017
	02/29/2008	10,000	14.79	02/27/2018
	05/22/2008	7,500	17.29	05/21/2018
					10/30/2009	24,800	600,904
					02/28/2013	6,000	145,380
					03/14/2014	10,367(4)	251,192
					05/14/2015	4,183(5)	101,354
James E. Updike, Jr.					10/30/2009	18,600	450,678
					10/30/2011	3,000	72,690
					02/28/2013	6,000	145,380
					03/14/2014	10,367(4)	251,192
					05/14/2015	4,183(5)	101,354

(1)
In the first quarter of 2012, the Compensation Committee approved the accelerated vesting of certain stock options that were issued prior to 2009. As of December 31, 2012, all such options outstanding for the Named Executive Officers then became fully vested and exercisable.  For that reason, the "Number of Securities Underlying Unexercised Options, Unexercisable" column of this table has been omitted.

(2)
Equity awards listed represent RSUs (including PRSUs) awarded to our Named Executive Officers. As of December 31, 2015, RSUs granted on October 30, 2009 vest annually over the following 13-year period: 6% on January 31, 2011; 8% on January 31 of 2012; 9% on January 31, 2013; 5% on January 31, 2014; 10% on January 31, 2015; 8% on January 31, 2016; 7% on January 31, 2017; 8% on January 31, 2018 to 2019; 7% on January 31, 2020; 8% on January 31, 2021 to 2023.  RSUs granted on November 30, 2011 vest annually over the following five-year period: 10% on November 30, 2012; 15% on November 30, 2013; 20% on November 30, 2014; 25% on November 30, 2015; and 30% on November 30, 2016.  RSUs granted on February 28, 2013 vest annually in equal 20% increments on January 31, 2014, 2015, 2016, 2017, and 2018. RSUs granted on March 14, 2014 vest on January 31, 2018, or thirteen months after the performance period end date. RSUs granted on May 14, 2015 vest on January 31, 2019, or thirteen months after the performance period end date.

(3)	Market value of RSUs is calculated by multiplying the number of restricted shares that have not vested by the closing market price of our Common Stock on December 31, 2015, which was $24.23 per share.
(4)
The number of unvested PRSUs under the awards granted in 2014 reflects the maximum shares payable with respect to such awards in the event that certain performance targets and shareholder return conditions are met. The number of shares ultimately issued pursuant to the PRSUs granted in 2014 varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group. The actual number of PRSUs finally awarded will not be determined until the expiration of the 2014 performance period on December 31, 2016.

(5)
The number of unvested PRSUs under the awards granted in 2015 reflects the target shares payable with respect to such awards in the event that certain performance targets and shareholder return conditions are met. The number of shares ultimately issued pursuant to the PRSUs granted in 2015 varies depending upon the satisfaction of performance conditions and shareholder return conditions relative to our peer group. The actual number of PRSUs finally awarded will not be determined until the expiration of the 2015 performance period on December 31, 2017.

Option Exercises and Stock Vested

The following table sets forth information regarding the values realized by our Named Executive Officers upon the exercising of stock options and vesting of RSUs during fiscal year 2015, and such values reflect the total pre-tax value realized by each Named Executive Officer.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
David A. Jackson	-	-	7,100	202,279
Adam W. Miller	-	-	6,100	168,864
Kevin P. Knight	203,709	3,526,668	5,000	142,450
Kevin Quast	-	-	6,000	170,940
James E. Updike, Jr.	-	-	7,500	208,750

(1)	The number of options exercised in 2015.
(2)
Calculated by subtracting the aggregate exercise price of the exercised options from the aggregate market value of the shares of Common Stock acquired on the exercise dates.  Market value was determined using the actual sale prices of shares sold by Mr. Knight in open market transactions on the dates of the exercises.

(3)	The number of common shares acquired upon the vesting of stock awards.
(4)	Calculated by multiplying the aggregate number of shares vested by the closing market price of our Common Stock on the dates the shares became vested.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for 2015.  This table does not include those directors who are also Company employees, because such employee directors do not receive any compensation for their service on our Board and Board committees.  Our non-employee directors did not receive any Bonus Plan Compensation or stock option awards in 2015 and do not participate in any benefit, pension, or nonqualified deferred compensation plan.  For these reasons, those columns are omitted from the table.  The differences in percentage of director compensation received in cash versus stock results from individual director decisions to receive between 50% and 100% of this compensation in the form of equity under our Director Equity Grant Policy.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Donald A. Bliss	48,000	47,987	95,987
Michael Garnreiter	51,250	51,244	102,494
Richard C. Kraemer	23,750	71,234	94,984
Richard J. Lehmann	7,500	87,489	94,989
G.D. Madden	47,500	47,479	94,979
Kathryn L. Munro	48,750	48,734	97,484

(1)	This column represents the amount of cash compensation paid in 2015 for Board and Board committee service.
(2)
This column represents the expense recognized for financial statement reporting purposes with respect to the 2015 fiscal year for the fair value of stock awards granted to each non-employee director in 2015, in accordance with FASB ASC Topic 718.  In May 2015, Donald A. Bliss received 1,606 shares; Michael Garnreiter received 1,715 shares; Richard Kraemer received 2,384 shares; Richard J. Lehmann received 2,928 shares; G.D. Madden received 1,589 shares; and Kathryn L. Munro received 1,631 shares.  Each director's respective stock award was determined by dividing the current year's director compensation subject to payment in Common Stock, by the closing market price of our Common Stock on the date of grant, or $29.88 per share.

Narrative to Director Compensation

The Board, upon the recommendation of our Compensation Committee, establishes the form and amount of compensation paid to our directors who are not 10% shareholders or our officers or employees (collectively, the "Outside Directors").

Effective for fiscal 2015, the Board approved, upon the recommendation of our Compensation Committee, the Knight Transportation, Inc. Directors Equity Grant Policy (the "Equity Grant Policy"), which allows our Outside Directors to elect to receive up to 100% of their compensation in the form of Common Stock.  In addition, our Outside Directors may choose to receive the stock grant portion of their compensation in the form of restricted stock or in the form of RSUs.  Any grant of restricted stock made under the Equity Grant Policy is valued at the closing price of Common Stock on the date of such grant. Grants of RSUs are valued in accordance with FASB ASC Topic 718.

In May 2015, the Board approved, upon recommendation from our Compensation Committee and Echelon, the following compensation for our Outside Directors for fiscal 2015: annual retainer of $90,000 for each Outside Director, payable up to 50% in cash and at least 50% in Common Stock; $12,500 annual cash retainer for the Chair of the Audit Committee and $2,500 annual cash retainer for each other member of the Audit Committee; $7,500annual cash retainer for the Chair of the Compensation Committee and $2,500 annual cash retainer for each other member of the Compensation Committee; and $6,000 annual cash retainer for the Chair of the Governance Committee and $2,500 annual cash retainer for each other member of the Governance Committee.  The number of shares of Common Stock issued was determined by dividing the amount of the compensation subject to payment in Common Stock by the closing market price of our Common Stock on May 14, 2015, the date of the grant. The Common Stock was issued as stock grants under the Omnibus Plan.  No other fees were paid for attendance at Board and Board committee meetings during 2015.

In 2015, the Board determined, upon the recommendation of our Compensation Committee and Echelon, to increase the annual retainer amount for Outside Directors from $60,000 to $100,000.  For 2015, the retainer was prorated and $90,000 was paid to the outside directors.  In deciding to increase the retainer, the Board relied upon, among other things, Echelon's finding that the existing $60,000 retainer for Outside Directors placed the Company between the 25th percentile and median of the Company's then-effective peer group with respect to board compensation, and that the increased retainer of $100,000 placed the Company approximately in line with median board compensation among the Company's peer group. Accordingly, the Board determined an increase was warranted in order to continue to attract and retain qualified outside directors.  As discussed above, retainers remain payable up to 50% in cash and at least 50% in stock.

Directors who are our officers or employees or 10% shareholders do not receive compensation for Board or Board committee service.  During 2015, we did, however, reimburse all directors for travel and other related expenses.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 29, 2016, the number and percentage of outstanding shares of our Common Stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each Named Executive Officer and our directors, and by all of our directors and executive officers as a group.  Share information for BlackRock, Inc., Wasatch Advisors, Inc., Wellington Management Group LLP (and related entities), The Vanguard Group, and The Bank of New York Mellon Corporation is based on Schedule 13G's and 13G/A's filed by these entities, as further described in the applicable footnotes.  We had outstanding 80,655,035 shares of Common Stock as of February 29, 2016.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
Kevin P. Knight(3)	3,975,300	4.9%
Gary J. Knight(4)	5,185,621	6.4%
G.D. Madden(5)	57,288	*
Michael Garnreiter(6)	9,143	*
Kathryn L. Munro(7)	15,398	*
Richard J. Lehmann(8)	15,425	*
Richard C. Kraemer(9)	6,612	*
David A. Jackson(10)	35,616	*
Adam W. Miller(11)	14,111	*
James E. Updike, Jr.(12)	14,705	*
Kevin Quast(13)	78,495	*
Robert Synowicki, Jr.(14)	3,000	*
Roberta "Sissie" Roberts Shank	0	*
BlackRock, Inc.(15)	5,691,878	7.1%
Wasatch Advisors, Inc.(16)	6,544,938	8.1%
Wellington Management Group LLP(17) Wellington Group Holdings LLP(17) Wellington Investment Advisors Holdings LLP(17)	4,260,468	5.3%
The Vanguard Group(18)	4,613,670	5.7%
The Bank of New York Mellon Corporation(19)	4,273,758	5.3%
Keith T. Knight(20)	4,801,858	5.9%

All directors and executive officers as a group (thirteen (13) persons)	9,410,714	11.6%
* Represents less than 1.0% of the outstanding Common Stock.

(1)
The address of each Named Executive Officer, executive officer, and director, and Keith T. Knight, is 20002 North 19th Avenue, Phoenix, Arizona 85027.  The address for BlackRock is 40 East 52nd Street, New York, New York 10022.  The address for Wasatch is 505 Wakara Way, Salt Lake City, Utah 84108.  The address for Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP is 280 Congress Street, Boston, Massachusetts 02210.  The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.  The address for The Bank of New York Mellon Corporation is 255 Liberty Street, New York, New York 10286.

(2)
In accordance with applicable rules under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Common Stock and underlying options that are currently exercisable or will be exercisable within 60 days from February 29, 2016.  Shares of Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days from February 29, 2016, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes: (a) 3,689,836 shares beneficially owned by Kevin P. Knight over which he and his wife, Sydney Knight, exercise sole voting and investment power pursuant to a revocable living trust; (b) 15,464 shares beneficially owned by Kevin P. Knight; (c) 150,000 forward sale shares; and (d) 120,000 shares covered by stock options granted to Kevin P. Knight that are currently exercisable or that will become exercisable within 60 days.  Kevin P. Knight has pledged as security 1,500,000 of the shares that he beneficially owns.

(4)
Includes: (a) 4,798,542 shares beneficially owned by Gary Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; (b) 335,561 shares beneficially owned by Gary Knight over which he and his wife, Wendy Knight, exercise shared voting and investment power as trustees under a revocable trust agreement; (c) 9,018 shares beneficially owned by Gary Knight; and (d) 42,500 shares covered by a stock option granted to Gary Knight that is currently exercisable or that will become exercisable within 60 days.  Gary Knight has pledged as security 1,902,381 of the shares that he beneficially owns.

(5)
Includes: (a) 55,888 shares held directly by G.D. Madden; (b) 400 shares not held directly by G.D. Madden, but for which he exercises voting control (these shares were purchased and reported by G.D. Madden in 2008 for four grandchildren (100 shares each), none of whom live with G.D. Madden); and (c) 1,000 shares covered by stock options granted to Mr. Madden that are currently exercisable or that will become exercisable within 60 days.

(6)	Includes 9,143 shares held directly by Michael Garnreiter.
(7)
Includes: (a) 14,398 shares held directly by Kathryn Munro; and (b) 1,000 shares covered by stock options granted to Ms. Munro that are currently exercisable or that will become exercisable within 60 days.

(8)
Includes:  (a) 14,425 shares held directly by Richard Lehmann; and (b) 1,000 shares covered by stock options granted to Mr. Lehmann that are currently exercisable or that will become exercisable within 60 days.

(9)	Includes 6,612 shares held directly by Richard Kraemer.
(10)
Includes: (a) 19,014 shares held directly by David Jackson; and (b) 16,602 shares covered by stock options granted to Mr. Jackson that are currently exercisable or that will become exercisable within 60 days.

(11)	Includes 14,111 shares held directly by Adam W. Miller.
(12)	Includes 14,705 shares held directly by James E. Updike, Jr.
(13)
Includes: (a) 47,123 shares beneficially owned by Kevin Quast over which he exercises sole voting and investment powers; (b) 1,872 shares that are held jointly in an account owned by Kevin Quast and his spouse; and (c) 29,500 shares covered by stock options granted to Mr. Quast that are currently exercisable or that will become exercisable within 60 days.

(14)	Includes 3,000 shares beneficially owned by Robert Synowicki, Jr.
(15)
As reported on Schedule 13G/A filed with the SEC on January 26, 2016, which indicates that BlackRock, Inc. has sole voting power over 5,556,064 shares, sole dispositive power over 5,691,878 shares, and shared voting power and shared dispositive power over no shares.

(16)
As reported on Schedule 13G/A filed with the SEC on February 16, 2016, which indicates that Wasatch Advisors, Inc. has sole voting power over 6,544,938 shares, sole dispositive power over 6,544,938 shares, and shared voting power and shared dispositive power over no shares.

(17)
As reported on Schedule 13G filed with the SEC on February 11, 2016, which indicates that these entities have shared voting power over 3,840,033 shares, shared dispositive power over 4,260,468 shares, and sole voting power and sole dispositive power over no shares.

(18)
As reported on Schedule 13G filed with the SEC on February 10, 2016, which indicates that The Vanguard Group has sole voting power over 136,793 shares, sole dispositive power over 4,477,077 shares, shared voting power over 3,600 shares, and shared dispositive power over 136,593 shares.

(19)
As reported on Schedule 13G filed with the SEC on January 26, 2016, which indicates that the Bank of New York Mellon Corporation has sole voting power over 4,105,553 shares, sole dispositive power over 3,987,492 shares, shared voting power over 954 shares, and shared dispositive power over 273,504 shares.

(20)
Includes: (a) 4,404,390 shares beneficially owned by Keith T. Knight over which he and his wife, Fawna Knight, exercise sole voting and investment power as trustees under a revocable trust agreement; (b) 14,747 shares beneficially owned by Keith T. Knight; (c) 1,119 shares beneficially owned by Fawna Knight; (d) 338 shares over which Keith T. Knight is a Custodian for Mason Knight DeJong under the UTMA of California; (e) 97,088 shares over which Keith T. Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Keisha Knight DeJong; (f) 97,088 shares over which Keith T. Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Ren V. Knight; (g) 97,088 shares over which Keith T. Knight is the Trustee under The 2011 Keith and Fawna Knight Irrevocable Gift Trust for the benefit of Kendall Knight; and (h) 90,000 shares covered by a stock option granted to Keith T. Knight that is currently exercisable or that will become exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee has established policies and procedures relating to the review and approval or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K of the SEC) had or will have a direct or indirect material interest, referred to as an "interested transaction."  Upon review of the material facts of all interested transactions, the Audit Committee will either approve, ratify, or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arm's length and the extent of the related person's interest in the transaction.  No director may participate in any discussion or approval of an interested transaction for which he or she, or his or her relative, is a related party.  If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.  Compensation of executive officers, which may involve an "interested transaction," is reviewed and approved by the Compensation Committee or recommended for approval by the Compensation Committee to the Board.  During 2015, the following interested transactions were subject to such review and approval or ratification.

The Knight family has been involved in the transportation business for a number of years, and family members of Kevin P. Knight, Gary J. Knight, and Keith T. Knight have been employed by us since our inception.  The Knight family members are employed on the same terms and conditions as non-related employees.  During 2015, we employed several individuals who were compensated in excess of $120,000 and are considered related persons under Item 404(a) of Regulation S-K of the SEC (the "Related Persons").  Several of these individuals are considered related persons due to their familial relationship with one or more of Kevin P. Knight (our Executive Chairman), Gary J. Knight (one of our directors, an executive officer, and holder of more than 5% of our outstanding common stock), and Keith T. Knight (brother of Kevin P. Knight, cousin of Gary J. Knight, and holder of more than 5% of our outstanding common stock).  The Related Persons were Keith T. Knight, Gary J. Knight, Larry Knight (brother of Kevin P. and Keith T. Knight), Cory Webster (brother-in-law of Gary J. Knight), and Ren Knight (son of Keith T. Knight).  The aggregate total compensation paid to these individuals in 2015 was $1,958,538.  This amount includes any equity awards granted to such individuals in 2015, valued as of the grant date in accordance with FASB ASC Topic 718, as well as amounts attributable to cash vehicle allowances or use of company vehicles.  Based on the fact that these individuals are employed on the same terms and conditions as non-related employees, the Audit Committee ratified these transactions, with the exception of Gary J. Knight's compensation.  Because Gary J. Knight is one of our executive officers, his compensation was reviewed and approved by the Compensation Committee.

See Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Compensation Committee – Compensation Committee Interlocks and Insider Participation for a description of transactions between us and members of our Compensation Committee or their affiliates.

PROPOSAL NO. 3 – ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution, subject to shareholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective		How Our Executive Compensation Program Achieves This Objective

Attract and retain talented executives and motivate those executives to achieve superior results.	•
We link compensation to achievement of specified performance goals and continued employment with the Company.  We frequently utilize multi-year vesting requirements for equity-based compensation to promote long-term ownership.

Align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders.	•	Annual cash bonuses for each of our Named Executive Officers are based on objective performance measurements that are important to our success (such as net income and return on net assets).

Enhance executives' incentives to increase our stock price and maximize shareholder value.	•	Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results. Caps on cash awards are built into our plan design.

•
The equity compensation component, which includes awards such as stock options and RSU grants, provides balance to our other elements of our compensation program and creates incentive for executives to increase shareholder value over an extended period of time.

	•	We attempt to keep base salaries and total compensation relatively low.

Promote our culture of controlling costs.	•	We provide reasonable perquisites to our Named Executive Officers and believe that such perquisites allow our Named Executive Officers to work more efficiently.

	•	We consider the tax consequences associated with each element of compensation, including whether the incentive compensation paid by us is deductible for tax purposes.

	•	Some of our Named Executive Officers have voluntarily reduced their salaries during periods of challenging economic and operating environments.

We urge shareholders to read the Compensation Discussion and Analysis of this Proxy Statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

The Board's current policy is to provide for an annual "say-on-pay" advisory vote.  Accordingly, we are asking our shareholders to approve, in a non-binding vote, the following resolution in respect of this Proposal No. 3:

"RESOLVED, that the shareholders approve, in an advisory, non-binding vote, the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion."

This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.  Unless the Board modifies its policy on the frequency of future "say-on-pay" votes, the next "say-on-pay" vote will be held at the 2017 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL NO. 4 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton to serve as our principal independent registered public accounting firm for the fiscal year ending December 31, 2016.  At the Annual Meeting, our shareholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2016. A representative of Grant Thornton is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Approval by our shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable NYSE rule, or by our organizational documents, but the Board of Directors is submitting this matter to our shareholders for ratification as a corporate governance practice.  Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of the appointment of Grant Thornton.  Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment and retention of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table summarizes the fees paid to Grant Thornton for services rendered relating to fiscal year 2015 and 2014.

	Fiscal Year 2015	Fiscal Year 2014
Audit Fees(1)	$561,893	$522,726
Audit-Related Fees(2)	—	—
Tax Fees(3)	212,105	244,218
All Other Fees(4)	—	—
Total	$773,998	$766,944

(1)
"Audit Fees" represents the aggregate fees billed for professional services rendered by the independent registered public accounting firm for the audit of our annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q, or services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those fiscal years.

(2)
"Audit-Related Fees" represents the aggregate fees billed, other than Audit Fees, for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting.  We were not billed for any Audit-Related Fees in 2015 or 2014.

(3)	"Tax Fees" represents the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance.
(4)	"All Other Fees" represents the aggregate fees billed for products and services provided by the independent registered public accounting firm, other than Audit Fees, Audit-Related Fees, and Tax Fees.

Our Audit Committee maintains a policy pursuant to which it pre-approves all audit, audit-related, tax, and other permissible non-audit services provided by our principal independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the accounting firm's independence.  Under this policy, the Audit Committee pre-approves, on an annual basis, specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the accounting firm in accordance with the annual pre-approval and the fees for the services performed to date.  If management believes that a new service, or the expansion of a current service, provided by the principal independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X during the fiscal year ended December 31, 2015.

PROPOSAL NO. 5
MANAGEMENT'S PROXY ACCESS PROPOSAL

Description of Proposal

We are asking shareholders to approve "proxy access" amendments to our Bylaws. A summary of the proposed amendments to our Bylaws is set forth below in this Proposal 5. The description of the proposed amendments is qualified in its entirety by reference to the text of the proposed amendments, which is attached as Appendix A to this Proxy Statement (the "Bylaw Amendment").  The Bylaw Amendment would add a new Section 2.12 to our Bylaws.

The Bylaw Amendment provides a means for our shareholders who have retained and hold a sufficient ownership position in the Company (either individually or in the aggregate) to include shareholder-nominated director candidates in our proxy materials for annual meetings of shareholders.  The Bylaw Amendment will not become effective unless approved by holders of a majority of the votes cast by shareholders entitled to vote and represented in person or by proxy at the Annual Meeting. If the Bylaw Amendment is not approved by our shareholders, the Board, acting pursuant to the authority granted to it under the Company's bylaws, articles of incorporation and the general corporate laws of the State of Arizona, may independently elect to implement a Board-approved proxy access bylaw amendment that is the same as, or different from, that included in Appendix A.

Rationale for the Proposal and Recommended Thresholds

This Proposal represents the Board's view of proxy access that it believes is most beneficial to all shareholders. The Board believes that proxy access should be structured in a way that:

•	provides minority shareholders who hold a significant and continuing ownership interest in the Company with the opportunity to include Board candidates in our proxy statement;
•	aligns with similar proxy access bylaws adopted by other public companies;
•	requires a sustained commitment to the Company in terms of the shareholder's ownership holding period, which is in keeping with our focus on managing our business for the long term;
•	avoids significant director turn-over with candidates not nominated by the Board, which may adversely impact the effectiveness of the Board; and
•	provides sufficient substantive and procedural rules to permit the timely and cost-effective evaluation and implementation of shareholder nominations.

The Board believes that permissive proxy access, unless accompanied by meaningful requirements and thresholds, risks damaging the effectiveness of the Board and, by extension, the Company's operational performance and long-term growth.

The Board determined that proxy access should require a nominating shareholder to own a minimum of 3% of the outstanding shares. Nearly all other public companies have accepted this limitation.  In adopting 3% as the applicable threshold, the Board considered, among other things, the number of outstanding shares, the number of shareholders with disclosed ownership positions of at least 1%, the ownership thresholds used by other public companies, the ownership standards recommended by shareholder advisory groups, and the Board's desire to avoid nominees who could be backed by shareholders with specific interests that may not represent the interests of shareholders generally.

The Board believes that allowing aggregation of up to 20 shareholders to meet the ownership requirement preserves the possibility of proxy access for relatively small shareholders and also alleviates unjustified demands on management's time and resources.

The Board also determined that proxy access should require a nominating shareholder to have held the qualifying shares for at least three years. The Board believes that the interests and goals of shareholders who have demonstrated a long-term financial commitment to the Company are more likely to be aligned with the Company's longer-term strategies, which the Board believes are essential to the Company's success and beneficial to all shareholders. Granting proxy access to shareholders with holding periods of less than three years could result in a shorter-term focus at the Board level that may not promote the best interest of all shareholders.

The Board further determined that to foster good corporate governance, it was important to promptly give our shareholders proxy access rights, as described in this Proposal.  Accordingly, the Board developed a fully formed amendment to our Bylaws.  If this Proposal is approved, the Bylaw Amendment will go into effect and provide shareholder proxy access for next year's annual meeting, eliminating the possibility that proxy access will be delayed for another year.

Terms of Proposed Proxy Access Bylaw

Shareholder eligibility. The Bylaw Amendment would permit any shareholder (or group of up to 20 shareholders) that has continuously owned at least 3% or more of the Company's common stock, for three years preceding the date of submission of the qualified nomination notice, to nominate candidates for election to the Board and require the Company to list such nominees in the Company's proxy statement for its annual meeting of shareholders.

Number of shareholder-nominated candidates. Under the Bylaw Amendment, an eligible shareholder or group would be permitted to nominate no more than 20% of the total number of directors of the Company, but in no event less than two directors (the applicable number of directors, the "Maximum Number").  If the Board decides to reduce the size of the Board after the nomination deadline due to a director resignation or for any other reason, the 20% calculation will be applied to the reduced size of the Board.  The Bylaw Amendment provides certain additional procedures and requirements if multiple shareholders seek to nominate a number of directors that exceeds the Maximum Number and for situations in which shareholder nominees are withdrawn, nominated by the Board itself, or already serve as incumbent directors.

Calculation of ownership. A nominating shareholder will be considered to own only the shares for which the shareholder possesses both the full voting and investment rights, as well as the full economic interest of such shares (including the opportunity for profit and risk of loss). Borrowed or hedged shares, for example, would not count as "owned" shares.

Nominating procedure. In order to provide adequate time to assess shareholder-nominated candidates, requests to include said candidates in the Company's proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that the Company mailed its proxy statement for the prior year's annual meeting of shareholders. Specific accommodations can be found in the attached Appendix A for a situation in which the annual meeting has been changed by more than 30 days from the date of the previous year's meeting.

Information required of all nominating shareholders. Each shareholder seeking to include a director nominee in the Company's proxy materials is required to provide certain information and documents to the Company.  This includes, but is not limited to, the following:

•	a Schedule 14N (SEC required disclosures) relating to the nominee;
•
information (including representations and warranties) regarding (i) a lack of intent to effect a change in control; (ii) the nominee's candidacy compliance with applicable law or exchange rules; (iii) certain relationships with the Company and other attributes and biographical information of the nominee; (iv) continued compliance with shareholder eligibility requirements; (v) limitations on nominating shareholder solicitations, other than with respect to the nominee; and (vi) use of proxy cards;

•	an agreement to comply with all applicable laws in connection with the nomination, solicitation and election and to file any and all written solicitations relating to director nominees; and
•
an agreement to assume certain liabilities and indemnify the Company and its directors, officers, and employees against certain losses, including liabilities and losses relating to the shareholder's nomination.

In addition, the shareholder nominee must agree, among other things, to the following:

•	to provide to the Company with reasonably requested information;
•	if elected, to adhere to any and all Company policies and guidelines; and
•	to disclose to the Company certain compensatory or voting arrangements to which the nominee is a party.

Disqualification of shareholder nominees. The Company will not be required to include a shareholder nominee or any information related thereto in its proxy materials if:

•	the nominating shareholder or the designated representative thereof does not appear at the meeting of shareholders to present the nomination or if the nominating shareholder withdraws its nomination;
•
the Board determines that such nominee's nomination or election to the Board would result in the Company violating or failing to be in compliance with the Company's bylaws or articles of incorporation or any other applicable law or stock exchange rule;

•
the nominee was nominated for election to the Board pursuant to the Bylaw Amendment at one of the Company's two preceding annual meetings of shareholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such nominee;

•	the nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
•
the Company is notified, or the Board acting in good faith determines, that a nominating shareholder has failed to continue to satisfy the eligibility requirements described in the Bylaw Amendment,  any of the representations and warranties made in the qualified nomination notice ceases to be true and accurate in all material respects (or omits any material facts), the nominee becomes unwilling or unable to serve on the Board, or any material violation or breach occurs of the obligations, agreements, representations or warranties of the nominating shareholder or the nominee under the Bylaw Amendment, any other agreement with the Company, or Company policy.

Effects of Approval or Disapproval of the Proposal

If approved by the shareholders, the Bylaw Amendment will go into effect. The amendment recommended by Knight Transportation, Inc. in this Proposal No. 5 will not go into effect if this Proposal 5 is not approved by shareholders, unless the Board, under the authority granted to it by the Company's bylaws, articles of incorporation and the general corporate laws of the State of Arizona, independently elects to implement a Board-approved proxy access bylaw amendment, which may be the same as, or different from, the amendment included in Appendix A to this Proxy Statement.

Accordingly, we are asking our shareholders to approve the following resolution in respect of this Proposal No. 5:

"RESOLVED, that the shareholders approve the Bylaw Amendment, as set forth in Annex A of this Proxy Statement."

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

STATEMENT REGARDING SHAREHOLDER PROPOSAL

Proposal No. 6 below has been submitted for inclusion in our Proxy Statement by Mr. William Steiner, a shareholder proponent.  The proponent has informed us that he or his representatives will appear at our 2016 Annual Meeting to present his proposal.  The proposal and supporting statement below (collectively, the "Steiner Proposal") are presented in this Proxy Statement as received from the proponent in accordance with the rules of the SEC; we and our Board disclaim any responsibility for their content.  Any references in the Steiner Proposal statement to "we," "our" or similar words are references to the proponent of the proposal and not to the Company, our other shareholders, or our Board.

We have also included a statement of our Board opposing the Steiner Proposal.  The Board disagrees with the Steiner Proposal and believes it should oppose the proposal in fulfilling the Board's obligations to represent and safeguard the best interests of our shareholders as a whole.  The Board is recommending a vote against the Steiner Proposal.

PROPOSAL NO. 6 – SHAREHOLDER PROXY ACCESS

RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a "proxy access" bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the "Nominator") that meets the criteria established below.

All shareholders to vote on such nominee on the Company's proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a) have beneficially owned 3% or more of the Company's outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

The Security and Exchange Commission's universal proxy access Rule 14a-11 was unfortunately vacated by 2011 a court decision. Therefore, proxy access rights must be established on a company-by-company basis.

Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule), a cost-benefit analysis by the CFA Institute (Chartered Financial Analyst), found proxy access would "benefit both the markets and corporate boardrooms, with little cost or disruption," raising US market capitalization by up to $140 billion.

Please vote to enhance shareholder value:

Shareholder Proxy Access – Proposal 6

BOARD STATEMENT IN OPPOSITION
TO SHAREHOLDER PROXY ACCESS PROPOSAL

The Board opposes the Steiner Proposal.

The Governance Committee reviewed the Steiner Proposal and also reviewed other shareholder proxy access proposals recently made to or adopted by publicly held companies.  Following this review, the Governance Committee recommended that the Board propose its own version of a proxy access bylaw amendment, which is described under "Proposal No. 5 – Management's Proxy Access Proposal" (the "Company Proposal").  The Board approved the Company Proposal for submission to our shareholders.  The Board believes that the Company Proposal strikes a more appropriate and workable balance between shareholder proxy access and efficiently allocating management's time and resources to matters affecting the Company's performance and long-term shareholder value.  The Company Proposal is binding.  If approved by shareholders, the Board will adopt the Company Proposal as an amendment to the Company's bylaws.  The Board believes that the Company Proposal is preferable to the Steiner Proposal because (1) the Company Proposal limits the number of shareholders whose ownership can be aggregated for purposes of meeting the 3% ownership threshold to 20, mitigating unjustified burdens on management's time and the potential for special interest abuse, while preserving proxy access for relatively small shareholders; and (2) the Company Proposal contains a number of procedural and substantive clarifications that, in the Board's view, are necessary for a cost efficient, timely, and fair administration of shareholder proxy access requests.  Accordingly, the Board recommends that the shareholders vote against the Steiner proposal.  The Board's position is discussed in more detail below.

The Steiner Proposal does not limit the number of shareholders whose ownership can be aggregated in determining whether the 3% ownership threshold is met.

Like the Steiner Proposal, the Company Proposal provides proxy access to shareholders holding an aggregate of 3% of the Company's common stock.  Unlike the Steiner Proposal, however, the Company Proposal restricts to 20 the number of shareholders who can form a group to qualify for the 3% shareholder ownership threshold.  The Governance Committee's review of proxy access bylaws adopted by other publicly held companies indicated to the committee that the 20-shareholder restriction for a nominating group is a fairly common restriction and that few companies have allowed an unrestricted number of shareholders to form a group to qualify for the 3% ownership threshold.

By allowing a large, unlimited group of shareholders to form a group to meet the 3% ownership requirement under the Steiner Proposal, the Company will be faced with burdensome and time-consuming inquires about the nature and duration of each group member's ownership and even about who, if anyone, is authorized to speak or act for the group, and whether that authority continues.

The Company believes that its proxy access proposal avoids these potential abuses and burdens and reduces administrative costs.  The Company's proposed limit of 20 on the members of a group owning 3% of the Company's issued and outstanding shares means that 20 shareholders, each of whom owned only fifteen-hundredths of one percent (0.15%) of the Company's outstanding shares, could form an eligible group.  The Board believes this restriction is reasonable.  Use of Company resources to verify ownership of a potentially large number of smaller shareholders, who may or may not have a special agenda or the Company's long term interest in mind, is an inefficient allocation of Company resources and management's limited time.

Perhaps most importantly, by allowing an unlimited number of shareholders to aggregate their ownership for purposes of satisfying the 3% ownership threshold, the Steiner Proposal  increases the chance that a group of shareholders, each with a nominal financial interest in the Company, could use the Steiner Proposal' proxy access to advocate for policies that are unrelated to the Company's performance and are not aligned with the interests of the holders of the other 97% of the Company's shares.  In recent years small shareholders of public companies have sought to use proxy access and similar tactics to promote special political, social, or environmental interests that may have no clear relationship to the companies' financial performance or creation of shareholder value.  Unfettered proxy access could provide special interest groups with a platform to harass management or otherwise promote their agenda.  These groups' interests may conflict with the interests of our other shareholders or even be intended to impede or restrict legitimate company operations or objectives.  In the Board's view, the Company Proposal allows shareholders a reasonable and non-abusive opportunity to nominate director candidates for election to the Board and reasonably restricts the number of shareholders who may form a group.

The Company's management does not have unlimited time or resources and those resources should be focused on the Company's core operations.  In the Board's view, the Company has been very well-managed over the years and, in 2015, was one of the most efficiently run publicly traded truckload carriers, based upon operating expenses expressed as a percentage of revenue.  In addition, the Company has a demonstrated history of commitment to governance issues and has acted to protect the interests of its shareholders, including taking action that seeks to align management's compensation with shareholder interests.  For example, the Company has held an advisory "say-on-pay" vote yearly starting in 2012 and each year management's compensation has received at least 98% approval of all the votes cast for or against.  Accordingly, in the Board's view, the Company's history and background favor a proxy access proposal that balances minority shareholder rights with management's ability to continue to focus on delivering results that benefit all shareholders.

The Steiner Proposal is a general "one size fits all" proxy access proposal and contains a number of procedural and substantive ambiguities that the Board believes are likely to require unjustified use of management's time and cause unnecessary expense.

The Company Proposal seeks to set forth more workable procedural safeguards relating to the administration of proxy access that are missing from the Steiner proposal.  The safeguards include, without limitation:

•
Reducing the maximum number of shareholder Board nominees included in our proxy by (i) the number of shareholder nominees who are withdrawn or who are nominated by the Board for election, and (ii) the number of incumbent directors who are shareholder nominees with respect to any preceding two annual meetings of shareholders;

•	Providing definitions about what ownership of shares means (full voting and investment rights, and full economic interest; the opportunities for profit and loss);

•
Providing rules for operation of the nominating process when the number of nominees exceeds the maximum number (requiring that each nominating stockholder select one nominee going in the order of the amount of ownership disclosed, from largest to smallest);

•	Providing that a group of funds under common management investment control will be treated as one eligible holder, subject to demonstrating that the funds are under common management;

•	Providing rules that when a nomination is made by a group of Eligible Holders, the ownership and other requirements of the bylaw must be met by each member of the group;

•
Providing rules that no person may be a member of more than one group that constitutes a nominating stockholder, and if in more than one group, that person will be treated as a member of the group with the largest ownership position;

•	Providing rules dealing with borrowed shares;

•	Providing rules for determining when shares are owned when held by a nominee or other intermediary;

•
Providing guidance with regard to when a nominating shareholder must deliver a qualified nomination notice, the information that must be included in the notice, and certain representations, warranties, and indemnities intended to protect the Company; and

•	Providing rules as to when the Company may omit in its proxy statement any information concerning the nominee.

The Governance Committee believes that these rules are necessary to properly administer any proxy access bylaw.  Rules substantially similar to these have been adopted by other public companies.

The Board believes that the Steiner Proposal is largely duplicative of what the Board has proposed, ignoring the Steiner Proposal's failure to impose any restriction on the number of shareholders constituting a group that owns 3% of the Company's stock.  The Company further believes that its proposal is far less susceptible to abuse and less burdensome on management, and is consistent with similar bylaws adopted by other publicly held companies.

The Board unanimously recommends a vote "AGAINST" the Steiner proposal.

The discussion above is qualified in its entirety by reference to the actual provisions of the Steiner Proposal and the Company Proposal, each of which is contained in this Proxy Statement.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to the 2017 Annual Meeting of Shareholders, shareholder proposals intended to be presented at that meeting must be received in writing by us on or before December 1, 2016.  However, if the date of the 2017 Annual Meeting of Shareholders is more than thirty days before or after May 12, 2017, then the deadline for submitting any such shareholder proposal for inclusion in the proxy materials relating to the 2017 Annual Meeting of Shareholders shall be a reasonable time before we begin to print or mail such proxy materials.

We must receive written notice of any shareholder proposals intended to be considered at our 2017 Annual Meeting of Shareholders, but not included in our proxy materials relating to that meeting, by February 14, 2017.  Any such proposal received after February 14, 2017 is untimely.  Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any such untimely shareholder proposal that is considered at the Annual Meeting.

Proposals must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and our bylaws, committee charters and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.  All shareholder proposals should be sent via certified mail, return receipt requested, addressed to the attention of Adam W. Miller, Secretary, and mailed to Knight Transportation, Inc.; c/o Adam W. Miller, Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027.

See Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee for information regarding how shareholders can recommend director candidates for consideration by the Governance Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Knight Transportation, Inc.

/s/ David A. Jackson
David A. Jackson
President and Chief Executive Officer

March 31, 2016

ANNEX A
PROXY ACCESS BYLAW AMENDMENT

Section 2.12.                            Stockholder Nominations Included in the Corporation's Proxy Materials.

(a)           Definitions.  For purposes of this Section 2.12, the following terms shall have the meanings set forth below, except as otherwise provided herein.

"Eligible Holder" is a person who has either (i) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements of Section 2.12(d) continuously for the three-year period as described in Section 2.12(d), or (ii) provides to the Secretary of the Corporation, within the time period specified in Section 2.12(e), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors, or its designee, acting in good faith, determines would be acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2).

"Maximum Number" with respect to any annual meeting of the Corporation's stockholders, means that number of nominees for election to the Board of Directors that constitutes no more than 20% of the total number of directors of the Corporation as of the last day on which a Nomination Notice may be submitted pursuant to Section 2.12(e) (rounded down to the nearest whole number), but not less than two.  The Maximum Number shall be subject to the adjustments described in Section 2.12(c).

"Minimum Number" means 3% of the Corporation's issued and outstanding common stock as of the most recent date for which such amount is given in any filing made by the Corporation with the SEC prior to the submission of the Qualified Nomination Notice.

"Qualified Nomination Notice" means a notice given by a Nominating Stockholder that complies with the requirements of Section 2.12(e) and names a Nominee.

"Nominating Stockholder" means an Eligible Holder or group of up to 20 Eligible Holders who nominate a nominee for election to the Corporation's Board of Directors.

"Nominee" means any person nominated for election to the Corporation's Board of Directors by a Nominating Stockholder that, individually and collectively, in the case of a group, satisfy all applicable procedures set forth in Section 2.12(d) and 2.12(e).

(b)           Inclusion of Nominee in Proxy Statement.  Subject to the provisions of this Section 2.12, if expressly requested in a Qualified Nomination Notice delivered by a Nominating Stockholder, the Corporation shall include in its proxy statement for any annual meeting of its stockholders:

(i)           the name of the Nominee, which shall also be included on the Corporation's form of proxy and ballot;

(ii)          disclosures about the Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(iii)         any statement included by the Nominating Stockholder in the Qualified Nomination Notice for inclusion in the proxy statement in support of the Nominee's election to the Board of Directors (subject, without limitation, to Section 2.12(e)(ii)), if such statement does not exceed 500 words; and

(iv)         any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section.

(c)           Maximum Number of Nominees.

(i)           The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than the Maximum Number. The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting, and (2) the number of incumbent directors who were Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 2.12(e) below, but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)           If the number of Nominees pursuant to this Section 2.12 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder's Qualified Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Qualified Nomination Notice as set forth in Section 2.12(e), a Nominating Stockholder becomes ineligible or withdraws its nomination, or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder, and (2) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(d)           Eligibility of Nominating Stockholder.

(i)           An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 2.12 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number of shares of the Corporation's common stock (as adjusted for any stock splits, stock dividends or similar events) throughout the three-year period preceding, including the date of submission of the Qualified Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting.  A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Qualified Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.12, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. If any stockholder withdraws from a group of Eligible Holders acting together as a Nominating Stockholder at any time prior to the annual meeting, the group of Eligible Holders shall only be treated as owning the shares held by the remaining members of the group.

(ii)           For purposes of this Section 2.12(d), an Eligible Holder "owns" only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:

(A)           the full voting and investment rights pertaining to the shares; and

(B)           the full economic interest in (including the opportunity for profit and risk of loss on) such shares.

The number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder's or any of its affiliates' full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder "owns" shares held in the name of a Nominee or other intermediary, so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest (including the opportunity for profit and risk of loss on) in the shares. An Eligible Holder's ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. The terms "owned," "owning" and other variations of the word "own" shall have correlative meanings. Whether outstanding shares of the Corporation are "owned" for these purposes shall be determined by the Board, acting in good faith.

(iii)           No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Qualified Nomination Notice.

(e)           Qualified Nomination Notice.  To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year's annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the "Qualified Nomination Notice"); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the prior year's annual meeting of stockholders and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an "Other Meeting Date"), the Qualified Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)           A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii)           A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A)           the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(B)           a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(C)           a representation and warranty that the Nominee's candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation's securities are traded;

(D)           a representation and warranty that the Nominee:

(1)       does not have any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation's Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation's securities are traded;

(2)       meets the audit committee independence requirements under the rules of any stock exchange on which the Corporation's securities are traded;

(3)       is a "non-employee director" for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor rule);

(4)       is an "outside director" for the purposes of Section 162(m) of the Internal Revenue Code, as amended (or any successor provision); and

(5)       is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the "Securities Act") or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(E)           a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.12(d) and has provided evidence of ownership to the extent required by Section 2.12(d);

(F)           a representation and warranty that the Nominating Stockholder intends to continue to satisfy the share ownership eligibility requirements described in Section 2.12(d) through the date of the annual meeting;

(G)           details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the five years preceding the submission of the Qualified Nomination Notice;

(H)          a representation and warranty that the Nominating Stockholder will not engage in a "solicitation" within the meaning of Rule 14a-1(I) of the Exchange Act (without reference to the exception in Section 14a-(I)(2)(iv) of the Exchange Act) (or any successor rules) with respect to the annual meeting, other than with respect to the Nominee or any nominee of the Board;

(I)            a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation's proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

(J)            if desired, a statement for inclusion in the proxy statement in support of the Nominee's election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and

(K)           in the case of a nomination by a group, the designation by all group members of one group member who is authorized to act on behalf of all group members with respect to all matters relating to the nomination, including withdrawal of the nomination;

(iii)         An executed agreement, which must be submitted within seven days of the Nominating Stockholder's first submission of any information required by this Section 2.12, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A)          to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)           to file any written solicitation or other communication with the Corporation's stockholders relating to one or more of the Corporation's directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)           to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Qualified Nomination Notice;

(D)           to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys' fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 2.12, or otherwise arising out of any nomination, solicitation or other activity by any Nominating Stockholder in connection with its efforts under this Section 2.12;

(E)           if any information included in the Qualified Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 2.12(d), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and

(iv)           An executed agreement, which must be submitted within seven days of the Nominating Stockholder's first submission of any information required by this Section 2.12, in a form determined to be satisfactory by the Board of Directors, or its designee, acting in good faith, by the Nominee:

(A)           to provide to the Corporation such other information, including completion of the Corporation's director questionnaire, as it may reasonably request;

(B)           that the Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation's Corporate Governance Guidelines and Code of Ethical Conduct and any other Corporation policies and guidelines applicable to directors as adopted from time to time; and

(C)           covenant that the Nominee will promptly and fully disclose to the Corporation if the Nominee is or becomes a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation (ii) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a "Voting Commitment") that has not been disclosed to the Corporation, or (iii) any Voting Commitment that could limit or interfere with the Nominee's ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 2.12(e) shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Qualified Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.12(e) (other than such information and documents contemplated to be provided after the date the Qualified Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(f)           Exceptions.

(i)           Notwithstanding anything to the contrary contained in this Section 2.12, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder's statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Qualified Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(A)          the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 2.12 or the Nominating Stockholder withdraws its nomination;

(B)           the Board of Directors, acting in good faith, determines that such Nominee's nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation's bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation's securities are traded;

(C)           the Nominee was nominated for election to the Board of Directors pursuant to this Section 2.12 at one of the Corporation's two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;

(D)          the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(E)           the Corporation is notified, or the Board of Directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2.12(d), any of the representations and warranties made in the Qualified Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 2.12;

(ii)           Notwithstanding anything to the contrary contained in this Section 2.12, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors in good faith determines that:

(A)          such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B)           such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)           the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

KNIGHT TRANSPORTATION, INC. ATTN: PROXY DEPT. 20002 NORTH 19TH AVENUE PHOENIX, AZ 85027
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Knight Transportation, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Knight Transportation, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:					E04534-P77414	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KNIGHT TRANSPORTATION, INC. The Board of Directors recommends a vote FOR each of Proposals 1, 2, 3, 4, and 5.	For All ☐	Withhold All ☐	For All Except ☐		To withhold authority to vote for any individual Class III Nominee(s), mark “For All Except” and write the number(s) of the Class III Nominee(s) on the line below.
Proposal No. 1:	Election of Class III Directors. NOMINEES: 01 – Kevin P. Knight 02 – Michael Garnreiter 03 – David A. Jackson 04 – Robert E. Synowicki, Jr.
						For		Withhold

CUMULATIVE VOTING - If you wish to allocate your votes among the Class III Nominees using cumulative voting, do not check any of the boxes above, but instead, check the "Cumulate" box to the right and indicate in the space provided below the number of votes you wish to cast for each Class III Nominee (the maximum number of votes you may allocate is the number of shares owned on the record date multiplied by four, the number of Class III Nominees). Please do not check the box unless you want to exercise cumulative voting.

Knight Transportation, Inc.'s proxy holders reserve the right to cumulate votes and cast such votes equally in favor of each of the four Class III Nominees in their sole discretion.
			Cumulate ☐		Proposal No. 2: Election of Roberta Roberts Shank to serve the remainder of her term as a Class I Director.	☐		☐
						For	Against	Abstain
					Proposal No. 3: Advisory, non-binding vote to approve executive compensation.	☐	☐	☐
						For	Against	Abstain
					Proposal No. 4: Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2016.	☐	☐	☐
						For	Against	Abstain
					Proposal No. 5: Approval of management's proxy access proposal.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 6.
						For	Against	Abstain
					Proposal No. 6: Vote on shareholder proposal regarding proxy access, if properly presented at the Annual Meeting.	☐	☐	☐

Nominee	Number of Votes			Other Action: In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Kevin P. Knight

Michael Garnreiter

David A. Jackson

Robert E. Synowicki, Jr

				For address changes and/or comments, please check this box and write them on the back where indicated.				☐

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Your signature below should conform to the name in which the shares are held. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

As a Knight Transportation, Inc. shareholder, you can view the shareholder account on a secured Internet website.

By accessing Investor Service Direct SM at www.computershare.com/investor, you can view the account profile, stock detail, and historical Knight Transportation, Inc. stock price information. You can also change your address.

In addition, you can use this site to consent to future access of Knight's annual reports and proxy materials electronically via the Internet.

Knight also provides access to shareholder information, including its annual report and proxy statement, through its website at www.knighttrans.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Combined Document is available at www.proxyvote.com.

Detach here from proxy voting card	E04534-P77414

KNIGHT TRANSPORTATION, INC.
20002 North 19th Avenue
Phoenix, Arizona 85027

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
Thursday, May 12, 2016, 8:30 A.M., PDT

By executing this Proxy, the shareholder constitutes and appoints the President and Chief Executive Officer, David A. Jackson, and the Chief Financial Officer, Secretary, and Treasurer, Adam W. Miller, and each of them, as proxies for the shareholder (or if only one proxy is present, that one shall have all power granted herein), with full power of substitution, who may, and by a majority of such proxies, represent the shareholder and vote all shares of Common Stock that the shareholder is entitled to vote at the Annual Meeting of Shareholders of Knight Transportation, Inc. to be held on May 12, 2016, at 8:30 A.M., PDT, at the Company's headquarters at 20002 North 19th Avenue, Phoenix, Arizona 85027, or at any adjournment thereof, on all matters described in the Notice and Proxy Statement for the Annual Meeting as set forth on the reverse side. The proxy holders reserve the right to cumulate votes and cast such votes equally in favor of each of the four Class III Nominees in their sole discretion. See the Proxy Statement furnished for an explanation of cumulative voting.

The shareholder acknowledges receipt of the Notice and Proxy Statement for the 2016 Annual Meeting of Shareholders, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the shareholder would possess if personally present at such meeting, and ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the shareholder's name, place, and stead.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNIGHT TRANSPORTATION, INC., AND THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE CLASS III NOMINEES NAMED IN PROPOSAL NO. 1, "FOR" PROPOSALS NO. 2, 3, 4, and 5, AND "AGAINST" PROPOSAL NO. 6. IF NO CHOICE IS SPECIFIED BY YOU, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE CLASS III NOMINEES NAMED IN PROPOSAL NO. 1, "FOR" PROPOSALS NO. 2, 3, 4, and 5, AND "AGAINST" PROPOSAL NO. 6. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

ADDRESS CHANGES/COMMENTS

SEE REVERSE		SEE REVERSE
SIDE	TO BE SIGNED ON THE REVERSE SIDE	SIDE